As Filed with the Securities and Exchange Commission on August 18, 2006
Registration No. 333-133406

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SKINS INC.
(Name of Small Business Issuer in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	3140 (Primary Standard Industrial Classification Code Number)	20-4711789 (I.R.S. Employer Identification Number)

45 West 21st Street, 2nd Floor
New York, NY 10010
(212) 561-5111
(Address and Telephone Number of Principal Executive Offices)

Mark Klein
Chief Executive Officer
45 West 21st Street, 2nd Floor
New York, NY 10010
(212) 561-5111
(Name, address, including zip code, and telephone number of Agent for Service)

Copies to
Thomas J. Poletti, Esq.
Anh Q. Tran, Esq.
Kirkpatrick & Lockhart Nicholson Graham LLP
10100 Santa Monica Blvd., 7th Floor
Los Angeles, CA 90067
Telephone (310) 552-5000
Facsimile (310) 552-5001

 Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.࿠

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering.࿠

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.࿠

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Maximum Amount to be Registered(1)	Offering Price per Security	Maximum Aggregate Offering Price	Maximum Amount of registration fee
Common stock, $0.001 par value(3)	3,000,000	$1.12(2)	$3,345,000(2)	$358
Common stock, $0.001 par value(4)	3,000,000	$1.12(2)	$3,345,000(2)	$358
Common stock, $0.001 par value(3)	122,000	$1.20(5)	$ 146,400 (5)	$ 16
Total				$732

(1)
In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the bid and ask prices reported on the OTC Bulletin Board on April 17, 2006.

(3)	Represents shares of the Registrant’s common stock being registered for resale that have been issued to the selling stockholders named in the prospectus or a prospectus supplement.

(4)
Represents shares of the Registrant’s common stock being registered for resale that have been or may be acquired upon the exercise of warrants issued to the selling stockholders named in the prospectus or a prospectus supplement.

(5)
Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the bid and ask prices reported on the OTC Bulletin Board on June 28, 2006.

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
Subject to Completion, Dated August 18, 2006

6,122,000 SHARES

SKINS INC.

COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 6,122,000 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the exercise of warrants held by selling stockholders, if exercised.

Our shares of common stock are listed on the OTC Bulletin Board. As of April 18, 2006, our shares have been listed under the symbol “SKNN.” Prior to April 18, 2006, our shares were listed under the symbol “LGIM.” On August 8, 2006, the closing sales price for our common stock on the OTC Bulletin Board was $1.00 per share.

     The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled “Risk Factors” beginning on page .

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is: ____________________, 2006

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
SUMMARY FINANCIAL INFORMATION	3
RISK FACTORS	4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	14
USE OF PROCEEDS	15
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	15
DIVIDEND POLICY	16
SUMMARY FINANCIAL INFORMATION	16
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	18
DESCRIPTION OF BUSINESS	24
MANAGEMENT	29
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	34
CHANGE IN ACCOUNTANTS	35
SELLING STOCKHOLDERS	35
SHARES ELIGIBLE FOR FUTURE SALE	39
PLAN OF DISTRIBUTION	40
DESCRIPTION OF SECURITIES AFTER THE SHARE EXCHANGE TRANSACTION	41
WHERE YOU CAN FIND MORE INFORMATION	43
LEGAL MATTERS	43
INDEX TO FINANCINAL STATEMENTS	F-1
PART II INFORMATION NOT REQUIRED IN PROSPECTUS	II-1
SIGNATURES	II-6

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of the prospectus, regardless of the time the prospectus is delivered or the common stock is sold.

i

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including “Risk Factors” and our financial statements and related notes, included elsewhere in this prospectus.

Our Company

We are a development stage company. We have not yet realized any revenues from our planned operations. We have designed and continue to develop a two-part, footwear structure consisting of an outer collapsible Skin and an inner orthopedic support section called the Bone. The design will allow consumers to purchase one inner section and numerous outer Skins, resulting in multiple style variations from the same pair of shoes, with the same feel and fit despite which Skin is being worn.

Since consumers typically prefer to try on shoes before a purchase, footwear sales traditionally occur in locations that have footwear-selling expertise. We believe we should be able to market our products via traditional footwear channels but also via non-traditional channels including the Internet and retail locations without a footwear department. Once a consumer owns a Bone, any Skin purchased in the same size will fit and a consumer will not need to be concerned as to the fit or feel of the product at that point, allowing the purchase of a Skin to be done through non-traditional footwear channels.

Our primary activities to date have been conducting research and development, performing business, strategic and financial planning, and raising capital.

Recent Events

Completion of Share Exchange

Skins Inc., the registrant, was incorporated in the state of Nevada on January 23, 2004. We had planned to develop, market and support a voice interface software platform for the Chinese languages to serve as a standard set of software that would allow other software programmers and engineers to develop voice interface applications for the Chinese languages based on the software platform. Our chief software engineer resigned in July 2005 and we determined that we were not likely to be successful in the software industry unless we were able to find a replacement. We began both to search for a replacement and to assess other business opportunities. We became aware of a business opportunity presented by an unrelated private company, Skins Footwear Inc., and we began to consider and discuss the possibility of a business combination between our company and the shareholders of Skins Footwear Inc.

On November 2, 2005, we entered into a Share Exchange Agreement with all of the stockholders of Skins Footwear Inc., a Delaware corporation, pursuant to which we agreed to acquire all of the issued and outstanding share capital of Skins Footwear in exchange for shares of our common stock. The exchange of the shares pursuant to the Share Exchange Agreement is herein referred to as the Share Exchange Transaction. The Share Exchange Agreement was amended on February 1, 2006. On March 20, 2006, the Share Exchange Transaction was completed, Skins Footwear became our wholly-owned subsidiary and our sole business operations became that of Skins Footwear.

In April 2006, we changed our corporate name from “Logicom Inc.” to “Skins Inc.” and we changed the name of our operating subsidiary from Skins Shoes, Inc. to Skins Footwear Inc. Skins Footwear Inc. was originally organized in May 2004 as a New Jersey limited liability company under the name Skin Shoes, LLC and, in 2005, merged with Skins Footwear Inc., a Delaware corporation, whereby the corporation was the surviving entity.

Principal Terms Of The Share Exchange

Pursuant to the terms of the Share Exchange Agreement, Skins:

•
provided a loan to Skins Footwear in the sum of $150,000 evidenced by a promissory note with an annual interest rate of 5% and secured by a general security agreement pledging all of the assets of Skins Footwear as security for the loan;

•	repurchased and canceled 7,418,182 shares of common stock of Skins owned by a major shareholder, Wayne Weaver, for the sum of $100,000;

•
effected a 1 for 8.727273 forward stock split on December 16, 2005 that resulted in the shareholders of Skins, after adjustment for the repurchase of Mr. Weaver’s shares, holding an aggregate of 12,000,006 common shares prior to the closing of the Share Exchange Transaction;

•
issued to the stockholders of Skins Footwear, at the closing of the Share Exchange Transaction, 19,404,000 common shares of Skins in exchange for all of the issued and outstanding shares of Skins Footwear (of these 19,404,000 common shares, 1,404,000 shares are held in escrow by Skins and are subject to partial and full return to Skins contingent upon the number of share purchase warrants exercised by investors in Skins within a period of 30 months following the closing of private placements and the Share Exchange Transaction on March 20, 2006);

•
assumed, at the closing of the Share Exchange Transaction, Skins Footwear’s 2005 Incentive Plan and stock option agreements entered into between Skins Footwear and certain persons who have received stock options from Skins Footwear pursuant to its 2005 Incentive Plan;

•
appointed Mark Klein, the President of Skins Footwear, to the office of President and Chief Executive Officer of Skins and accepted the resignation of Gary Musil, Skins’ former President, from that office, effective at the closing of the Share Exchange Transaction; and

•
increased the number of directors of Skins to five and elected as directors of Skins at the completion of the Share Exchange Transaction all four of the current directors of Skins Footwear (i.e., Mark Klein, Michael J. Rosenthal, Stephen Hochberg and Steve Reimer).

The Share Exchange Transaction was completed on March 20, 2006. Immediately after the closing of the Share Exchange Transaction, and taking into account the 1 for 8.727273 forward stock split, the repurchase of Mr. Weaver’s shares and the private placements (as described below), Skins had 34,404,006 outstanding shares of common stock, options to purchase 2,109,375 shares of common stock and warrants to purchase 3,000,000 shares of common stock. At the close of the Share Exchange Transaction, the former shareholders of Skins Footwear owned approximately 56% of the issued and outstanding shares of Skins, the previous shareholders of Skins owned approximately 9% of the outstanding shares and the investors in the private placements owned approximately 35% of the outstanding shares. The forward stock split and the repurchase of Mr. Weaver’s shares were effected to reach the foregoing ownership percentages.

The Private Placements

Skins, pursuant to the Share Exchange Agreement, effected two private placement transactions in which we sold a total of 3,000,000 units and raised an aggregate of $2,520,000. In the first private placement, which occurred on November 2, 2005, Skins sold one convertible debenture in the amount of $150,000 to one offshore investor, La Hougue Financial Management Services. The convertible debenture was convertible into 178,572 units at a conversion price of $0.84 per unit, with each unit consisting of one share of common stock of our company and one share purchase warrant. Pursuant to the terms of the convertible debenture, the conversion of the debenture into units occurred automatically upon the completion of our Share Exchange Transaction on March 20, 2006. The share purchase warrants are exercisable for a period of thirty months from the date of issue at an exercise price of $1.00 per share. Skins used the fundq received for the convertible note to provide a loan to Skins Footwear in the sum of $150,000 evidenced by a promissory note with an annual interest rate of 5% and secured by a general security agreement pledging all of the assets of Skins Footwear as security for the loan.

In the second private placement, which occurred immediately prior to the closing of the Share Exchange Transaction on March 20, 2006, Skins closed a private placement of units to purchase its common stock and warrants pursuant to a subscription agreement. Each unit consisted of one share of common stock of Skins and one share purchase warrant convertible at an exercise price of $1.00 per share at any time upon election of the holder during the 30 month period following the date of issue. A total of 2,821,428 units were sold in the second private placement for an aggregate of $2,370,000. We agreed to register all of the securities issued pursuant to the first and second private placements.

Corporate Information

We are incorporated in the State of Nevada. Our principal executive offices are located at 45 West 21st Street, 2nd Floor, New York, NY 10010 and our telephone number is (212) 561-5111. Our shares of common stock are listed for quotation on the Over-the-Counter Bulletin Board under the symbol “SKNN.OB.”

The Offering

Common stock offered by selling stockholders	6,122,000 shares(1)

Common stock outstanding	34,526,006 shares(2)

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders, except for funds from the exercise of warrants by the selling stockholders, if and when exercised.

OTC Bulletin Board	Our shares are listed on the OTC Bulletin Board under the symbol “SKNN.OB.”

_______________
(1)
Consists of 3,122,000 shares of our common stock that were issued to the selling stockholders and 3,000,000 shares of our common stock issued or issuable upon the exercise of warrants that were issued to the selling stockholders.

(2)
The number of shares of our common stock outstanding as of August 8, 2006 excludes (i) 3,000,000 shares of our common stock issuable upon exercise of outstanding warrants and (ii) 2,709,375 shares of our common stock issuable upon exercise of outstanding stock options.

SUMMARY FINANCIAL INFORMATION

The following gives a summary of the most recent balance sheet data of Skins Footwear Inc. as of June 30, 2006 and the statements of operations data of Skins Footwear Inc. for the period from inception (May 18, 2004) through June 30, 2006 and December 31, 2005. The Share Exchange Transaction was treated as a recapitalization of Skins Footwear for accounting purposes. Concurrent with the closing of the Share Exchange Transaction, we terminated all prior operational activities conducted by Logicom. Accordingly, our financial statements reflect the historical results of Skins Footwear prior to the Share Exchange Transaction. The information below reflects a restatement of the financial statements for the year ended December 31, 2005 and the six months ended June 30, 2006. The information below is only a summary. You should also read the historical financial statements, related notes and management’s discussion and analysis or plan of operation contained elsewhere in this prospectus. We are providing financial and other information for informational purposes only. It does not necessarily represent or indicate what the financial position and results of our operations will be now that the Share Exchange Transaction has been completed.

	Balance as of June 30, 2006	Balance as of December 31, 2005
	(unaudited)	(restated)
Current Assets	$1,423,731	$36,533
Other Assets	76,558	64,777
Total Assets	$1,500,289	$101,310
Current Liabilities	2,031,807	629,636
Stockholders' (Deficit)	(531,518)	(528,326)
Total Liabilities and Stockholders' (Deficit)	$1,500,289	$101,310

	Six Months Ended June 30,		Year Ended	Period from Inception (May 18, 2004) to
	2006	2005	December 31, 2005	June 30, 2006
	(unaudited)	(unaudited)	(restated)	(unaudited)
Revenue	--	--	--	--
Total operating expenses	964,293	116,017	506,301	1,622,787
Unrealized (loss) on derivative instruments	(1,809,609)	--	(22,191)	(1,831,800)
Interest income	13,625	--	--	13,625
Interest expense	(931)	(1,334)	(3,822)	(5,266)

Net loss	$(2,761,208)	$(117,351)	$(532,314)	$(3,446,228)

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Pursuant to the Share Exchange Transaction, Skins Inc. has become the 100% parent of Skins Footwear Inc. and Skins Inc.’s sole business operation consists of the operations of Skins Footwear Inc. The discussion below refers to the registrant, Skins Inc., and its wholly-owned subsidiary, Skins Footwear Inc, which are referred to as in the discussion below as Skins, the Company, we, us, and our. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to make an equity investment in our company. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. The trading price of our common stock could decline due to any of these risks, and an investor may lose all or part of his or her investment. Some of these factors have affected our financial condition and operating results in the past or are currently affecting us. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by our company described below and elsewhere in this prospectus.

RISKS RELATED TO OUR BUSINESS

We are a development stage company with a limited operating history on which to evaluate our business.

Our business prospects are difficult to predict because of our limited operating history, early stage of development, unproven business strategy and unproven product. We are a development stage company that has yet to generate any revenue since our inception. Since our inception in May 2004, it has been our business plan is to design, develop, manufacture and distribute our sole product type—footwear with an interchangeable outer skin. Our Skins shoe product has yet to be introduced to the market and there is no guarantee that our product will be able to generate any significant revenues. To the extent that we are able to implement our business plan, our business will be subject to all of the problems that typically affect a business with a limited operating history, such as unanticipated expenses, capital shortfalls, delays in design and manufacturing and possible cost overruns.

We have a history of losses and we anticipate that our expenses will dramatically increase as we execute our business plan. Thus, we will likely experience continued losses in the near future and may not ever achieve or maintain profitability.

Skins Footwear has yet to initiate sales or demonstrate that it can generate sufficient sales to become profitable. Skins Footwear incurred significant net losses since its inception in May 2004, including a net loss of $532,314 (restated) and $152,706 for the years ended December 31, 2005 and 2004, respectively and a net loss of $2,761,208 for the six months ended June 30, 2006. As of June 30, 2006, Skins Footwear had an accumulated deficit of approximately $3,308,938. Pursuant to our share exchange transaction in March 2006, our sole operations became that of Skins Footwear. We expect to continue to incur operating losses in the future. Further, we expect operating expenses to increase as we seek to finalize our designs, build relationships with manufacturers and a distribution channel for product introductions, continue design and development projects, and increase administrative activities to support our planned growth. The extent of our future operating losses and the timing of our profitability are highly uncertain, and we may never generate sufficient revenues to achieve or sustain profitability.

We will need to raise additional funds in the future to continue our operations and these funds may not be available on acceptable terms or at all.

We anticipate raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support our business operations, however we currently do not have commitments from third parties for additional capital. We cannot be certain that any such financing will be available on acceptable terms, or at all, and our failure to raise capital when needed could limit our ability to continue and expand our business. We intend to overcome the circumstances that impact our ability to remain a going concern through a combination of the commencement of revenues, with interim cash flow deficiencies being addressed through additional equity and debt financing. Our ability to obtain additional funding in year 2006 and thereafter will determine our ability to continue as a going concern. There can be no assurances that these plans for additional financing will be successful. Failure to secure additional financing in a timely manner and on favorable terms if and when needed in the future could have a material adverse effect on our financial performance, results of operations and stock price and require us to implement cost reduction initiatives and curtail operations. Furthermore, additional equity financing may be dilutive to the holders of our common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary to raise additional funds, may require that we relinquish valuable rights.

Our independent registered public accountants indicate that they have substantial doubts that we can continue as a going concern, which may negatively affect our ability to raise additional funds and otherwise operate our business. If we fail to raise sufficient capital, we will not be able to implement our business plan, we may have to liquidate our business, and you may lose your investment.

Mahoney Cohen & Company, CPA, P.C., our independent registered public accountants, has added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the year ended December 31, 2005 indicating that it has substantial doubt about our ability to continue as a going concern given our recurring losses from operations and deficiencies in working capital and equity. This opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise. If we fail to raise sufficient capital, we will not be able to implement our business plan, we may have to liquidate our business and you may lose your investment. You should consider our independent registered public accountants’ comments when determining if an investment in us is suitable.

We face risks related to our recent accounting restatements.

In August 2006, we determined that we had discovered accounting inaccuracies in previously reported financial statements and, following consultation with our auditors, we decided to restate our financial statements for the year ended December 31, 2005 and the three months ended March 31, 2006. The restatements related to our determination that we misapplied accounting principles generally accepted in the United States of America in relation to options granted on October 24, 2005 that were cancelled and replaced on March 16, 2006 and a determination that we misapplied accounting principles generally accepted in the United States of America in relation to derivative instruments that existed at December 31, 2005 and March 31, 2006. This conclusion was based upon conversations between us and our independent auditors.

The restatement of our financial statements could lead to litigation claims and/or regulatory proceedings against us. The defense of any such claims or proceedings may cause the diversion of management's attention and resources, and we may be required to pay damages if any such claims or proceedings are not resolved in our favor. Any litigation or regulatory proceeding, even if resolved in our favor, could cause us to incur significant legal and other expenses. We also may have difficulty raising equity capital or obtaining other financing, such as lines of credit or otherwise. We may not be able to effectuate our current operating strategy, including our ability effect the initial launch of our product and obtain additional financing in the future. The occurrence of any of the foregoing could harm our business and reputation and cause the price of our securities to decline.

Our business is based on a single unproven and undeveloped product, and we may not be able to generate significant revenue if our product fails.

We are a development stage company with no current line of products. Our business and ability to generate revenue will depend on our ability to successfully develop and commercialize our only product type—the Skins and Bone shoe—which is currently in development and testing stages. We have conducted various wear, fit and abrasion testing on our product, but there is no guarantee that the product will ever be fully and successfully developed. We may experience unforeseen difficulties during our testing and development of our product, which may require us to expend a significant amount of resources in an attempt to address any faults that are discovered. Such faults may be related to comfort, durability, appearance and any other characteristics that would affect the commercial viability of the product.

Further, even if we are able to develop and release our product, there can be no assurance that it will be well-received by the market or that it will generate any substantial revenue. Accordingly, our failure to generate revenue from our sole product type will have a significant negative impact on our business and results of operation, and shareholders in our company may lose all or part of their investment.

Our management has no senior management experience in manufacturing and design in the footwear and apparel industry.

Our company is a new footwear manufacturer and our management team has limited experience managing in the manufacturing industry and our management and employees have limited experience designing footwear. The lack of experience in footwear management and design may make it difficult to compete against companies that have more senior management and design experience. We expect to add additional key personnel in the near future. Our failure to attract and fully integrate our new employees into our operations or successfully manage such employees could have a material adverse effect on our business, financial condition and results of operations.

Our future success depends on our ability to respond to changing consumer demands, identify and interpret fashion trends and successfully market new products.

The footwear industry is subject to rapidly changing consumer demands and fashion trends, particularly in the “high fashion” market that we intend to market our product. Accordingly, we must identify and interpret fashion trends and respond in a timely manner. Demand for and market acceptance of new products are uncertain and achieving market acceptance for new products generally requires substantial product development and marketing efforts and expenditures. If we do not meet changing consumer demands or are unable to continually develop styles that appeal to current consumer demands, our results of operations will be negatively impacted. In addition, we will have to make decisions about product designs and marketing expenditures several months in advance of the time when consumer acceptance can be determined, which makes it more difficult to appeal to current demands. If we fail to anticipate, identify or react appropriately to changes in styles and trends or are not successful in marketing our products, we could experience excess inventories, higher than normal markdowns or an inability to sell our products once and if the products are available.

Our business and the success of our products could be harmed if we are unable to establish and maintain a brand image.

We believe that establishing the Skins brand is critical to achieving acceptance of our footwear products and to establishing key strategic relationships. As a new company with a new brand, we believe that we have little to no brand recognition with the public. We may experience difficulty in establishing a brand name that is well-known and regarded, and any brand image that we may be able to create may be quickly impaired. The importance of brand recognition will increase when and if our competitors create products that are similar to our products. Even if we are able to establish a brand image and react appropriately to changes in consumer preferences, consumers may consider our brand image to be outdated or associate our brand with styles of footwear that are no longer popular. In the past, footwear companies have experienced fluctuations in revenues and sales due, at least in part, to changes in the companies’ brand image. Our results of operations may be similarly affected in the future should our products even be successfully launched.

We may fail in introducing and promoting our new products to the footwear market, which will have an adverse effect on our ability to generate revenues.

Demand for and market acceptance of new products such as the Skin and Bones product type is inherently uncertain. We expect that our revenue, if and when generated, will come from the sale of our products, and our ability to sell our products will depend on various factors, including the eventual strength, if any, of our brand name, competitive conditions and our access to necessary capital. If we fail to introduce and promote our products, we may not be able to generate any significant revenues. In addition, as part of our growth strategy, we intend to expand our product offerings to introduce products in multiple categories. This strategy may however prove unsuccessful and our association with failed products could impair our brand image. Introducing and achieving market acceptance for these products will require, among other things:

•	the establishment of our brand;

•	the development and application of advanced performance technologies to our planned product introductions;

•	the establishment of key relationships with designers of and customers for our apparel products; and

•	substantial marketing and product development efforts and expenditures to create and sustain consumer demand.

When and if our products are introduced and commercially available, we expect to rely on licensees for sales outside the U.S., and our dependence on licensees may adversely impact our business and results of operations.

We expect that our sales outside the U.S., if any, will be conducted through licensees. Any dependence on licensees will subject us to a number of risks, including:

•
Our brand image will be dependent, in part, on the marketing efforts of our licensees and on the quality of the products that licensees distribute. If licensees or their sponsors or endorsers do not maintain our brand image or our licensees fail to adhere to our quality control standards, our brand image could suffer.

•
We expect that our licensees will likely have the exclusive right to distribute products in a particular country or region. Licensees may engage in the trans-shipment, or gray marketing, of goods to countries where they are not licensed to sell products.

•	Licensees may use manufacturers who fail to meet our human rights or product quality standards, which could harm our brand image and reputation.

•	Licensees may fail to timely and accurately report sales and licensing income to us.

•	Our reserve for unpaid licensee revenue may be insufficient.

Revenue we may receive from international licensees will subject us to the risks of doing business abroad, including, political risks, foreign currency risks, funds transfer restrictions and exposure to different legal standards, particularly with respect to intellectual property.

Our business could be harmed if we fail to maintain proper inventory levels once our product is available.

We may have difficulty in determining and maintaining the proper inventory levels for our Skins shoe product and styles, and if our inventory levels are too high or low, our results of operations will suffer. We plan to market our Skins shoe product as a “high level” style and fashion product, and, as a result, we will be subject to a higher risk of having an overstocked inventory because such styles and fashions change quickly and past styles can be rapidly considered obsolete. We expect to place orders with manufacturers for most of our products prior to the time we receive customer orders. Our inventory levels that are in excess of any customer demand, if any, that may develop for our products, once available, may result in an inventory of unfashionable product styles, inventory write-downs, and the sale of excess inventory at discounted prices could significantly impair our brand image as it is built and have a material adverse effect on our operating results and financial condition. Conversely, if we underestimate any consumer demand for our products that may develop or if our manufacturers, which will likely be located in China, fail to supply the quality products that we require at the time we need them, we may experience inventory shortages. Inventory shortages might delay shipments to customers, negatively impact retailer and distributor relationships, and diminish any brand loyalty that we may be able to foster.

Our company will acquire all of our saleable inventory from through one sourcing agent, Atsco Footwear, LLC, and any disruption in our relationships with this sourcing agent or any disruption in the sourcing agent’s business, could have a material adverse effect on us.

Our company has entered into an exclusive sourcing and buying agent agreement with Atsco Footwear, LLC pursuant to which Atsco Footwear will be responsible for sourcing, commercialization, product line review and be our exclusive sourcing and development agent for us. Because we must obtain our product through Atsco solely, any disruption in our relationship with this sourcing agent or any disruption in the sourcing agent’s business could have a material effect on us. Furthermore, a change in sourcing agent or a dispute regarding our exclusive sourcing agent agreement could cause a delay in distribution and a possible loss of sales, which could affect operating results adversely.

We expect to rely on independent contract manufacturers and, as a result, will be exposed to potential disruptions in product supply.

Our footwear products will likely be manufactured by independent contract manufacturers. We will not have long-term contracts with manufacturers and will compete with other footwear companies for production facilities. We could experience difficulties with these manufacturers, including reductions in the availability of production capacity, failure to meet our quality control standards, failure to meet production deadlines or increased manufacturing costs. This could result in future customers, if any, canceling orders, refusing to accept deliveries or demanding reductions in purchase prices, any of which could have a negative impact on our cash flow and harm our business.

Nearly all of our products will enter the United States through a limited number of ports and we will probably choose to rely on third parties to store and ship a portion or all of our inventory. Labor unrest at these ports or other product delivery difficulties could interfere with our eventual distribution plans and reduce any future revenue.

When and if our products are available for commercial shipment and we are able to establish manufacturing relationships, we may suffer delays in distributing our products due to work stoppages strikes or lockouts at the ports where our products may be expected to arrive once commercially available. These kinds of actions have been threatened and have occurred over the past several years to footwear companies. Likewise, we will probably rely on trucking carriers to deliver products from the port of arrival to our any distribution facilities that we may establish once, and if, we are more firmly established and from distribution facilities to any retailers that may elect to order our product. Additionally, in some cases, third parties will likely be retained to sort, store and direct-ship products to our future customers. Labor disruptions could result in product shortages and delays in distributing our products to retailers.

We are likely to depend upon a relatively small group of customers for a large portion of our sales.

Our customers are not likely to have a contractual obligation to purchase our products once they are available and we cannot be certain that we will be able to retain major customers. We are likely to rely at all stages of our business on certain significant customers. Furthermore, the retail industry regularly experiences consolidation, contractions and closings. If there are further consolidations, contractions or closings in the future, we may lose future customers or be unable to collect accounts receivable of major customers in excess of amounts that we may insure. If we lose a major customer in the future, experience a significant decrease in sales to a major customer or are unable to collect the accounts receivable of a major customer in excess of amounts insured, our business could be harmed.

Any international sales and manufacturing operations we are able to develop will be subject to the risks of doing business abroad, which could affect our ability to sell or manufacture our products in international markets, obtain products from foreign suppliers or control the costs of our products.

Substantially all of any net sales we may be able to develop are likely to be derived from sales of footwear manufactured in foreign countries, which will most likely be China. We also expect to sell our footwear products in foreign countries and plan to establish international sales efforts over time as part of our growth strategy. Foreign manufacturing and sales will be subject to a number of risks, including:

•	work stoppages;

•	natural disasters and outbreaks pandemic diseases (such as the Avian Flu);

•	political and social unrest, including U.S. military presence in Iraq;

•	changing domestic and foreign economic conditions;

•	currency exchange rate fluctuations;

•	electrical shortages;

•	transportation delays or damage to products in transit;

•	the imposition of tariffs and trade duties both international and domestically;

•	import and export controls and other non-tariff barriers;

•	exposure to different legal standards (particularly with respect to intellectual property);

•	compliance with foreign laws; and

•	changes in domestic and foreign governmental policies.

The effects of these factors could restrict our ability to manufacture or sell our shoe products in a particular country and have a negative impact on our operating results.

Our business could be harmed if our future contract manufacturers, suppliers or licensees violate labor or other laws.

Once we are able to retain them, our independent contract manufacturers, suppliers and licensees may not operate in compliance with applicable United States and foreign laws and regulations, including labor practices. If one of any of our possible future independent contract manufacturers, suppliers or licensees violates labor or other laws or diverges from those labor practices generally accepted as ethical in the United States, we could result in adverse publicity for us, damage our reputation in the United States or render our conduct of business in a particular foreign country undesirable or impractical, any of which could harm our business.

We expect that once our products are introduced and when, and if, we are able to generate revenue on our products, our quarterly revenues and operating results will fluctuate as a result of a variety of factors, including seasonal fluctuations in demand for footwear, delivery date delays and potential fluctuations in our annualized tax rate, which may result in volatility of our stock price.

Once and if established, our quarterly revenues and operating results can be expected to fluctuate due to a number of factors, many of which are beyond our control. For example, sales of footwear products have historically been seasonal in nature with the strongest sales generally occurring in the second and third quarters. Delays in scheduling or pickup of purchased products by domestic customers could negatively impact our net sales and results of operations for any given quarter. In addition, a number of companies in the footwear industry specifically, and others in the fashion and apparel industry in general, have experienced periods of growth in revenues and earnings and thereafter periods of declining sales and losses, based on the market reception of their collection of products for a particular season. Also, our annualized tax rate will be based on projections of our domestic and international operating results for the year, which we will review and revise as necessary at the end of each quarter, and we will be highly sensitive to fluctuations in projected international earnings. Any quarterly fluctuations in our annualized tax rate that may occur could have a material impact on our quarterly operating results. As a result of these specific and other general factors, our operating results will likely vary from quarter to quarter and the results for any particular quarter may not be necessarily indicative of results for the full year.

We will face intense competition, including competition from companies with significantly greater resources than ours, and if we are unable to compete effectively with these companies, our business could be harmed.

We will face intense competition in the footwear industry from other established companies. We have no product sales, introductions, manufacturing or brand equity. All of our competitors have significantly greater financial, technological, engineering, manufacturing, marketing and distribution resources than we do. Their greater capabilities in these areas will enable them to better withstand periodic downturns in the footwear industry, compete more effectively on the basis of price and production and more quickly develop new products. In addition, new companies may enter the markets in which we expect to compete, further increasing competition in the footwear industry.

We believe that our ability to compete successfully will depend on a number of factors, including the style and quality of our products once marketed and the strength of our brand, once established, as well as many factors beyond our control. We may not be able to compete successfully in the future, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand our development and marketing of new products.

We depend on key personnel to manage our business effectively in a rapidly changing market, and if we are unable to retain existing personnel, our business could be harmed.

Our future success depends upon the continued services of Mark Klein, President and Chief Executive Officer. The loss of the services of Mr. Klein or any other key employee could harm us. Our future success also depends on our ability to identify, attract and retain additional qualified personnel. Competition for employees in our industry is intense and we may not be successful in attracting and retaining such personnel.

The disruption, expense and potential liability associated with unanticipated future litigation against us could have a material adverse effect on our business, results of operations and financial condition.

We expect to be subject to various legal proceedings and threatened legal proceedings from time to time as part of our ordinary business. We are not currently a party to any legal proceedings. However, any unanticipated litigation in the future, regardless of our merits, could significantly divert management’s attention from our operations and result in substantial legal fees to it. Further, there can be no assurance that any actions that have been or will be brought against us will be resolved in our favor or, if significant monetary judgments are rendered against us, that we will have the ability to pay such judgments. Such disruptions, legal fees and any losses resulting from these claims could have a material adverse effect on our business, results of operations and financial condition.

Our ability to compete will be jeopardized if we are unable to protect our intellectual property rights or if we are sued for intellectual property infringement.

We hope to use trademarks on most or all of our products and believe that having distinctive marks that are readily identifiable will be an important factor in creating a market for our goods, in identifying our and in distinguishing our products from the products of others.

We do not currently own any patents. We have applied for a U.S. patent relating to its Modular Shoe System. We also filed international (PCT) Patent App. No. PCT/US04/33446 for its Modular Shoe System on October 7, 2004, for which we have filed national and regional entry applications in Canada, Australia, China (PRC), Japan, New Zealand, South Korea, the European Patent Office, the Russian Federation and Israel.

We believe that our ability to achieve success will depend primarily upon our ability to be effective in design, research and development, production and marketing rather than upon our patent position, should this patent be issued to us. However, we expect to establish a policy of filing applications for United States and foreign patents on designs and technologies that we deem valuable. If we fail to protect or maintain our trademarks, we may lose or damage our intellectual property rights and impair our ability to generate revenue in the future.

Our failure to secure, maintain and protect our existing intellectual property rights could adversely affect our business operations and future growth.

We believe that our ability to successfully market and sell our products will depend on our ability to protect our intellectual property rights, such as the rights to the design and brand name of our Skin and Bones product. We expect to protect our intellectual property through a combination of patent, trademark, copyright and trade secret laws. We have applied numerous patent and trademark applications with respect to our product; however, we have yet receive a grant of any such application, and there is no guarantee that the we will ever be granted any such patent or trademark. If we are unable to obtain a patent and trademark on our product and brand, it will be more difficult for us to protect our intellectual property and could significantly impair our capacity to develop and sell our product.

We may incur significant litigation expenses protecting our intellectual property or defending our use of intellectual property, which may have a material adverse effect on our cash flow and results of operations.

If our efforts to protect our intellectual property rights are inadequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as a violation of the intellectual property rights of others, we could incur substantial significant legal expenses in resolving such disputes.

Our competitors may develop similar, non-infringing products that adversely affect our ability to generate revenues.

Our competitors may be able to produce a footwear product that is similar to our product without infringing on our intellectual property rights. Since we have yet to establish any significant brand recognition for our product , we could lose a substantial amount of business due to competitors developing products similar to our Skin and Bones footwear product. As a result, our future growth and ability to generate revenues from the sale of our product could suffer a material adverse effect.

Our business may be negatively impacted as a result of changes in the economy and consumer spending.

Our business will depend on the general economic environment and levels of consumer spending that affect not only the ultimate consumer, but also retailers, our likely primary direct customers. Purchases of footwear tend to decline in periods of recession or uncertainty regarding future economic prospects, when consumer spending, particularly on discretionary items, declines. During periods of recession or economic uncertainty, we may not be able to maintain or increase our sales to customers, maintain sales levels, establish international operations on a profitable basis or create earnings from operations as a percentage of net sales. As a result, our operating results may be adversely and materially affected by downward trends in the economy or the occurrence of events that adversely affect the economy in general. Our operating results and margins will be adversely impacted if we do not grow as anticipated.

We may be unable to scale our operations successfully.

Our plan is to grow our business rapidly. Our growth, if it occurs as planned, will place significant demands on our management, as well as our financial, administrative and other resources. We have only just hired a Vice President of Sales and Finance and our success will be heavily dependent on our ability to integrate these employees and to locate and hire a Vice President Design and Development. There is no guarantee that we will be able to locate and retain qualified personnel for such positions, which would likely hinder our ability to manage operations. Furthermore, we cannot guarantee that any of the systems, procedures and controls we put in place will be adequate to support the commercialization of our products or other operations. Our operating results will depend substantially on the ability of our officers and key employees to manage changing business conditions and to implement and improve our financial, administrative and other resources. If we are unable to respond to and manage changing business conditions, or the scale of our products, services and operations, then the quality of our services, our ability to retain key personnel and our business could be harmed.

RISKS RELATED TO OUR CAPITAL STRUCTURE

There is no assurance of an established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.

Although our common stock is listed on the OTC Bulletin Board, a regular trading market for the securities does not yet exist and may not exist or be sustained in the future. The NASD has enacted changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD’s automated quotation system, or the NASDAQ Stock Market. Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

•	the issuance of new equity securities pursuant to the share exchange transaction, or a future offering;

•	changes in interest rates;

•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in quarterly operating results;

•	change in financial estimates by securities analysts;

•	the depth and liquidity of the market for our common stock;

•	investor perceptions of our company and the footwear industry generally; and

•	general economic and other national conditions.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

Shares eligible for future sale may have an adverse effect on the market price of our common stock by creating an excessive supply. Pursuant to the terms of the Share Exchange Transaction that we conducted with Skins Footwear Inc., we are filing a registration statement with the Securities and Exchange Commission to register the securities issued in two equity financings that that were conducted in connection with the Share Exchange Transaction in March 2006. The registration statement will cover the subsequent resale by investors of 6,000,000 shares of common stock or shares of common stock underlying warrants. Additionally, following the Share Exchange Transaction, former stockholders of Skins Footwear Inc., who received shares of our common stock in the Share Exchange Transaction, may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, or Rule 144, subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. As of the closing of the Share Exchange Transaction, 1% of our issued and outstanding shares of common stock was approximately 344,041 shares. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

Following the Share Exchange Transaction, the former principal stockholders of Skins Footwear Inc. have significant influence over our company.

Mark Klein, Michael J. Rosenthal, Stephen Hochberg, Geoffrey Dubey and Joshua Hermelin, each of whom were principal stockholders of Skins Footwear prior to the Share Exchange Transactions, beneficially own, in the aggregate, a majority of our outstanding voting stock following the Share Exchange Transaction. Mr. Klein became our President and Chief Executive Officer and Messrs. Rosenthal and Hochberg became directors of our company upon the closing of the Share Exchange Transaction. The former principal stockholders of Skins Footwear Inc. possess significant influence over our company, giving them the ability, among other things, to elect a majority of the Board of Directors and to approve significant corporate transactions. Such stock ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

We may not be able to achieve the benefits we expect to result from the Share Exchange Transaction.

On March 20, 2006, the Share Exchange Transaction closed, Skins Footwear Inc. became our wholly-owned subsidiary and our sole business operations became that of Skins Footwear Inc. Also, the management and directors of Skins Footwear Inc. became the management and directors of our company.

The Share Exchange Transaction was conducted for various reasons, but there is no guarantee that we will ever obtain the anticipated benefits, as follows:

•	the increased market liquidity expected to result from exchanging stock in a private company for publicly traded securities;

•	the ability to use registered securities to make acquisition of assets or businesses;

•	increased visibility in the financial community;

•	enhanced access to the capital markets;

•	improved transparency of operations; and

•	perceived credibility and enhanced corporate image of being a publicly traded company.

There can be no assurance that any of the anticipated benefits of the Share Exchange Transaction will be realized in respect to our new business operations. In addition, the attention and effort devoted to achieving the benefits of the Share Exchange Transaction and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert our management's attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that need to be addressed, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish and maintain an effective internal controls over financial reporting could result in accounting errors such as those which led to the restatement of our financial statements in the year ended December 31, 2005 and the three months ended March 31, 2006, which could adversely impact our public disclosures regarding our business, financial condition or results of operations. We may in the future identify similar errors in prior period financial information, requiring further restatement of our financial statements. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions may have an adverse impact on the price of our common stock.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our company’s independent registered public accountants. The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC. Accordingly, we believe that this requirement will first apply to our annual report for fiscal 2007. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

Our common stock is considered a “penny stock,” and is subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock is considered to be a “penny stock” since it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934, as amended, or the Exchange Act. Our common stock is a “penny stock” because it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor's account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future.

To date, we have not declared or paid any cash dividends on our shares of common stock and currently intend to retain any future earnings for funding growth. We do not anticipate paying any dividends in the foreseeable future. As a result, you should not rely on an investment in our securities if you require dividend income. Capital appreciation, if any, of our shares may be your sole source of gain for the foreseeable future. Moreover, you may not be able to resell your shares in our company at or above the price you paid for them.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains statements relating to our future business and/or results, including, without limitation, the statements under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis or Plan of Operation” and “Business.” These statements include certain projections and business trends that are “forward-looking”. Forward-looking statements can include statements containing a projection of revenues, income (including income loss) , earnings (including earnings loss) per share, capital expenditures, dividends, capital structure, or other financial items; a statement of the plans and objectives of management for future operations, including plans or objectives relating to the products or services of the issuer; a statement of future economic performance, including any such statement contained in a discussion and analysis of financial condition by the management or in the results of operations included pursuant to the rules and regulations of the SEC; any report issued by an outside reviewer retained by an issuer, to the extent that the report assesses a forward-looking statement made by the issuer; or a statement containing a projection or estimate of such other items as may be specified by rule or regulation of the SEC. You can identify these statements by the use of words like “may,” “will,” “could,” “should,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” and variations of these words or comparable words. Forward-looking statements do not guarantee future performance and involve risks and uncertainties. Actual results will differ, and may differ materially, from projected results as a result of certain risks and uncertainties. These risks and uncertainties include, without limitation, those described under “Risk Factors” and those detailed from time to time in our filings with the SEC, and include, among others, the following:

•	Our limited operating history;
•	Our lack of profits from operations;
•	Our recent financial restatements;
•	Our lack of management and design experience;
•	Our ability to raise additional funds on acceptable terms or at all;
•	Our ability to successfully design, manufacture and commercialize our proposed product;
•	Our reliance on one unproven and undeveloped product type;
•	Rapidly changing consumer demands for footwear products;
•	Our unestablished brand;
•	The degree and nature of our competition;
•	Our ability to employ and retain qualified employees;
•	The limited trading market for our common stock; and
•	The other factors referenced in this prospectus, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis or Plan of Operation,” and “Business.”

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. We cannot guarantee that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders, except for funds received from the exercise of warrants held by certain of the selling stockholders, if and when exercised. We plan to use the net proceeds received from the exercise of any warrants for working capital and general corporate purposes. The actual allocation of proceeds realized from the exercise of these securities will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is listed on the Over-the-Counter Bulleting Board under the trading symbol “SKNN.” Prior to April 18, 2006, our shares were listed under the symbol “LGIM.” No trading market for our common stock developed until March 20, 2006, the closing of the Share Exchange Transaction. The following table sets forth the high and low bid prices for our common stock for the periods noted, as reported by the National Daily Quotation Service and the Over-The-Counter Bulletin Board. Quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

	2006
	High	Low

Second Quarter	$1.26	$0.90
First Quarter	$1.25	$0.55

As of August 7, 2006, we have approximately 44 registered shareholders. The closing sales price of our common stock on August 8, 2006 was $1.00, as reported on the Over-the-Counter Bulletin Board.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock, and we currently intend to retain future earnings, if any, to finance the development of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant. We currently intend to retain our earnings for funding development and growth and, therefore, do not expect to pay any dividends in the foreseeable future.

SUMMARY FINANCIAL INFORMATION

The following gives a summary of the most recent balance sheet data of Skins Footwear Inc. as of June 30, 2006 and the statements of operations data of Skins Footwear Inc. for the period from inception (May 18, 2004) through June 30, 2006 and December 31, 2005. The Share Exchange Transaction was treated as a recapitalization of Skins Footwear for accounting purposes. Concurrent with the closing of the Share Exchange Transaction, we terminated all prior operational activities conducted by Logicom. Accordingly, our financial statements reflect the historical results of Skins Footwear prior to the Share Exchange Transaction. The information below reflects a restatement of the financial statements for the year ended December 31, 2005 and the six months ended June 30, 2006. The information below is only a summary. You should also read the historical financial statements, related notes and management's discussion and analysis or plan of operation contained elsewhere in this prospectus. We are providing financial and other information for informational purposes only. It does not necessarily represent or indicate what the financial position and results of our operations will be now that the Share Exchange Transaction has been completed.

	Balance as of June 30, 2006	Balance as of December 31, 2005
	(unaudited)	(restated)
Current Assets	$1,423,731	$36,533
Other Assets	76,558	64,777
Total Assets	$1,500,289	$101,310
Current Liabilities	2,031,807	629,636
Stockholders' (Deficit)	(531,518)	(528,326)
Total Liabilities and Stockholders' (Deficit)	$1,500,289	$101,310

	Six Months Ended June 30,		Year Ended	Period from Inception (May 18, 2004) to
	2006	2005	December 31, 2005	June 30, 2006
	(unaudited)	(unaudited)	(restated)	(unaudited)
Revenue	--	--	--	--
Total operating expenses	964,293	116,017	506,301	1,622,787
Unrealized (loss) on derivative instructions	(1,809,609)	--	(22,191)	(1,831,800)
Interest income	13,625	--	--	13,625
Interest expense	(931)	(1,334)	(3,822)	(5,266)

Net loss	$(2,761,208)	$(117,351)	$(532,314)	$(3,446,228)

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of our financial condition and plan of operation should be read in conjunction with our financial statements and the related notes, and the other financial information included in this report. This Management’s Discussion and Analysis or Plan of Operation describes the matters Skins considers to be important to understanding Skins’ history, technology, current position, financial condition and future plans. Our fiscal year begins on January 1 and ends on December 31.

The following discussion includes forward looking statements and uncertainties, including plans, objectives, goals, strategies, financial projections as well as known and unknown uncertainties. The actual results of our future performance may differ materially from the results anticipated in these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can not guarantee future results, levels of activity, performance or achievement.

HISTORY AND OVERVIEW

Skins Inc., the registrant, was incorporated in the state of Nevada on January 23, 2004. We had planned to develop, market and support a voice interface software platform for the Chinese languages to serve as a standard set of software that would allow other software programmers and engineers to develop voice interface applications for the Chinese languages based on the software platform. Our chief software engineer resigned in July 2005 and we determined that we were not likely to be successful in the software industry unless we were able to find a replacement. We began both to search for a replacement and to assess other business opportunities. We became aware of a business opportunity presented by an unrelated private company, Skins Footwear Inc., and we began to consider and discuss the possibility of a business combination between our company and the shareholders of Skins Footwear Inc.

On November 2, 2005, we entered into a Share Exchange Agreement with all of the stockholders of Skins Footwear Inc., a Delaware corporation, pursuant to which we agreed to acquire all of the issued and outstanding share capital of Skins Footwear in exchange for shares of our common stock. The exchange of the shares pursuant to the Share Exchange Agreement is herein referred to as the Share Exchange Transaction. The Share Exchange Agreement was amended on February 1, 2006. On March 20, 2006, the Share Exchange Transaction was completed, Skins Footwear became our wholly-owned subsidiary and our sole business operations became that of Skins Footwear.

In April 2006, we changed our corporate name from “Logicom Inc.” to “Skins Inc.” and we changed the name of our operating subsidiary from Skins Shoes, Inc. to Skins Footwear Inc. Skins Footwear Inc. was originally organized in May 2004 as a New Jersey limited liability company under the name Skin Shoes, LLC and, in 2005, merged with Skins Footwear Inc., a Delaware corporation, whereby the corporation was the surviving entity.

BUSINESS REASONS FOR THE SHARE EXCHANGE

We considered various factors in approving the Share Exchange and the Share Exchange Agreement, including:

•	our inability to expand current level of operations;

•	the available technical, financial and managerial resources possessed by Skins Footwear Inc.;

•	prospects for the future;

•	the quality and experience of management services available from Skins Footwear Inc.’s management;

•	Skins Footwear Inc.’s potential for growth or expansion;

•	Skins Footwear Inc.’s profit potential; and

•	an anticipated increase in shareholder value as a result of the Share Exchange.

We considered various factors, but primarily that our management has been unable to expand our operations to profitability. In considering the Share Exchange with Skins Footwear Inc., our Board of Directors anticipated that this lack of profitability was likely to continue for the foreseeable future. Given those circumstances, our Board decided that the best course of action for us and our shareholders was to enter into and conclude the proposed Share Exchange with Skins Footwear Inc. Our Board believed that acquiring Skins Footwear Inc.’ potential for profitable operations by means of the Share Exchange was the best opportunity to increase value to our shareholders.

Skins Footwear Inc.’s Board of Directors considered various factors in approving the Share Exchange and the Share Exchange Agreement, including:

•	the increased market liquidity expected to result from exchanging stock in a private company for publicly traded securities;

•	the ability to use registered securities to make acquisition of assets or businesses;

•	increased visibility in the financial community;

•	enhanced access to the capital markets;

•	improved transparency of operations; and

•	perceived credibility and enhanced corporate image of being a publicly traded company.

PRINCIPAL TERMS OF THE SHARE EXCHANGE

Pursuant to the terms of the Share Exchange Agreement, Skins:

•
provided a loan to Skins Footwear in the sum of $150,000 evidenced by a promissory note with an annual interest rate of 5% and secured by a general security agreement pledging all of the assets of Skins Footwear as security for the loan;

•	repurchased and canceled 7,418,182 shares of common stock of Skins owned by a major shareholder, Wayne Weaver, for the sum of $100,000;

•
effected a 1 for 8.727273 forward stock split on December 16, 2005 that resulted in the shareholders of Skins, after adjustment for the repurchase of Mr. Weaver’s shares, holding an aggregate of 12,000,006 common shares prior to the closing of the Share Exchange Transaction;

•
issued to the stockholders of Skins Footwear, at the closing of the Share Exchange Transaction, 19,404,000 common shares of Skins in exchange for all of the issued and outstanding shares of Skins Footwear (of these 19,404,000 common shares, 1,404,000 shares are held in escrow by Skins and are subject to partial and full return to Skins contingent upon the number of share purchase warrants exercised by investors in Skins within a period of 30 months following the closing of private placements and the Share Exchange Transaction on March 20, 2006);

•
assumed, at the closing of the Share Exchange Transaction, Skins Footwear’s 2005 Incentive Plan and stock option agreements entered into between Skins Footwear and certain persons who have received stock options from Skins Footwear pursuant to its 2005 Incentive Plan;

•
appointed Mark Klein, the President of Skins Footwear, to the office of President and Chief Executive Officer of Skins and accepted the resignation of Gary Musil, Skins’ former President, from that office, effective at the closing of the Share Exchange Transaction; and

•
increased the number of directors of Skins to five and elected as directors of Skins at the completion of the Share Exchange Transaction all four of the current directors of Skins Footwear (i.e., Mark Klein, Michael J. Rosenthal, Stephen Hochberg and Steve Reimer).

The Share Exchange Transaction was completed on March 20, 2006. Immediately after the closing of the Share Exchange Transaction, and taking into account the 1 for 8.727273 forward stock split, the repurchase of Mr. Weaver’s shares and the private placements (as described below), Skins had 34,404,006 outstanding shares of common stock, options to purchase 2,109,375 shares of common stock and warrants to purchase 3,000,000 shares of common stock. At the close of the Share Exchange Transaction, the former shareholders of Skins Footwear owned approximately 56% of the issued and outstanding shares of Skins, the previous shareholders of Skins owned approximately 9% of the outstanding shares and the investors in the private placements owned approximately 35% of the outstanding shares. The forward stock split and the repurchase of Mr. Weaver’s shares were effected to reach the foregoing ownership percentages.

THE PRIVATE PLACEMENTS

Skins, pursuant to the Share Exchange Agreement, effected two private placement transactions in which we sold a total of 3,000,000 units and raised an aggregate of $2,520,000. In the first private placement, which occurred on November 2, 2005, Skins sold one convertible debenture in the amount of $150,000 to one offshore investor. The convertible debenture was convertible into 178,572 units at a conversion price of $0.84 per unit, with each unit consisting of one share of common stock of our company and one share purchase warrant. Pursuant to the terms of the convertible debenture, the conversion of the debenture into units occurred automatically upon the completion of our Share Exchange Transaction on March 20, 2006. The share purchase warrants are exercisable for a period of thirty months from the date of issue at an exercise price of $1.00 per share. Skins used the funds received for the convertible note to provide a loan to Skins Footwear in the sum of $150,000 evidenced by a promissory note with an annual interest rate of 5% and secured by a general security agreement pledging all of the assets of Skins Footwear as security for the loan.

In the second private placement, which occurred immediately prior to the closing of the Share Exchange Transaction on March 20, 2006, Skins closed a private placement of units to purchase its common stock and warrants pursuant to a subscription agreement. Each unit consisted of one share of common stock of Skins and one share purchase warrant convertible at an exercise price of $1.00 per share at any time upon election of the holder during the 30 month period following the date of issue. A total of 2,821,428 units were sold in the second private placement for an aggregate of $2,370,000. We agreed to register all of the securities issued pursuant to the first and second private placements.

DESCRIPTION OF THE COMPANY POST SHARE EXCHANGE

We are a development stage company. We have not yet realized any revenues from our planned operations. We intend to initially design, manufacture and market high quality men’s and women’s footwear. Our primary activities have been conducting research and development, performing business, strategic and financial planning, and raising capital.

We have designed and continue to develop an innovative footwear product - a two-part footwear structure consisting of an outer collapsible “Skin” and an inner orthopedic support section called the “Bone.” This structure enables consumers to purchase one inner section and multiple outer skins - resulting in multiple style variations from the same pair of inner section, with the same feel and fit despite the type of Skin being worn. The Skins product concept is patent pending.

We anticipate marketing our products via traditional footwear channels, non-traditional apparel channels, the Internet and other retail locations that traditionally do not have a footwear department. Due to the interchangeability of a Skin and a Bone, a consumer will know how the product will fit and feel once they own a Bone, allowing the customer to purchase a Skin from various venues without having to try on the product.

Our objective is to create a new attire concept that allows and encourages consumers to more frequently change their footwear - positioning the Skins concept between footwear and apparel. Our footwear will initially be designed with an active, youthful lifestyle in mind. We will initially design most of our styles to be fashionable and marketable to the 18- to 35-year old consumer, with consideration in the future to lines that will appeal to the broad cross-section of the population.

As of June 30, 2006, we had no established source of revenues and had accumulated losses of $3,308,938 since inception. Our ability to continue as a going concern is dependent upon achieving production, sales, profitability and our ability to obtain the necessary financing to meet our obligations and pay our liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time and raise substantial doubt that we will be able to continue as a going concern. The financial statements contained in this prospectus do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should we be unable to continue as a going concern. We anticipate that additional funding may be both in the form of equity financing from the sale of common shares and asset based financing or factoring.

Product and Technology

Management believes that the Skins concept has advantages that eliminate a large part of traditional footwear manufacturing - including the stretching, shaping and stiffening normally found in footwear construction. The engineering of the Bone and Skin allows for a pressure fit attachment, removing the need for any type of fasteners, like hooks, Velcro, or buttons. The Bone is an exact fit to its corresponding Skin in the same size, meaning that despite the type of Skin the consumer purchases, no matter the shape or style, the Skin will fit as long as it is the same size as the Bone.

The Skin by itself is a shapeless, thin material upper made from traditional materials found in shoemaking that has been stitched and glued to a hollowed-out from the inside outsole. The outsole is part of the actual Skin and changes accordingly with each new Skin design. The Skin cannot be worn on its own. Without the Bone, the Skin is fully collapsible, and offers no shape or support. As a result, traveling with multiple skins and a single Bone may be less difficult than packing multiple pairs of shoes.

The Bone represents the inner structure and support of the product. It is made up of an orthopedic midsole, a shock absorbent heel, a supporting heel counter and a protective toe box. The Bone was designed to be as minimalist and timeless as possible. It is designed to provide the consumer with fit and comfort, and such fit and comfort may be felt no matter which Skin is being worn. The Bone is designed such that it can only be worn once it is inside the Skin and not on its own.

These two components of Skin and Bones, when combined, create a full shoe. Management believes that the key characteristics of the Skin and Bones are as follows:

•	Fully collapsible Skins, allowing for minimal room to store and pack numerous pairs;

•	The same fit and feel for every Skin purchased in the same size, no matter the style or function of the Skin; and

•	Interchangeable uppers, which allow the consumer to constantly switch Skins to match and correspond with their apparel and activity.

Patent Applications

We do not currently hold any patents. We have applied for a U.S. patent relating to its Modular Shoe System. We also filed international (PCT) Patent App. No. PCT/US04/33446 for its Modular Shoe System on October 7, 2004, for which we have filed national and regional entry applications in Canada, Australia, China (PRC), Japan, New Zealand, South Korea, the European Patent Office, the Russian Federation and Israel.

PLANNED OPERATIONS

Product Development

We will concentrate on our core design and development of the Skin and Bone product, while outsourcing the production requirements to third parties. Production requirements are currently being handled by the Atsco Footwear, LLC, our exclusive sourcing agent.

A fully developed men’s and women’s production Bone and Skins is estimated to be completed by August 2006. The focus is on creating a high-end line of Skins priced at a manufacturer's suggested retail price of approximately $150. This first collection will have approximately eight Skins patterns per gender, with an average of four to five color and material selections per pattern for a total amount of 64 to 70 stock keeping units, and will be designed for the Fall/Winter season.

Our Skins are being designed by outsourced design firms we work with. They collaboratively put together the collection for men’s and women’s Skins, the packaging and retail displays, and help in refining the creative identity of the brand. Our products will then be sourced and commercialized by Atsco on our behalf, such as the design and material implementation and development for the Skins, Bones, packaging, and displays.

Sourcing

We have entered into a sourcing and buying agent agreement with Atsco Footwear, LLC pursuant to which Atsco Footwear will be responsible for sourcing, commercialization and product line review. According to the agreement, Atsco Footwear will be the exclusive sourcing and development agent for us and will assist us in developing a fit-and-wear tested marketable product. Atsco is responsible for the factory development and output as well as delivery, scheduling, supplier deadlines and other related matters. We will pay commissions to Atsco Footwear for its services under the agreement primarily based on merchandise sourced by Atsco Footwear and shipped to us. Our agreement with Atsco Footwear has a term of one year through February 2007 and may be extended at the option of either party for an additional year.

Planned Distribution

We plan to act as a wholesaler and market our products to specialty, department and Internet retail locations via our marketing and branding efforts.

We will consider the children’s market and more mainstream middle-market retailers once our brand is more established. We may also consider licensing our technology in the future.

Our current plan is to conduct a test distribution by mid-September in approximately ten nationwide retail stores. The test distribution will coincide with our commercial brand launch that will consist of marketing and promotional activities. This is to be followed by a modest rollout into a total of 40 retail stores by November for the 2006 holiday season and then 80 retail stores by March 2007 for the Spring/Summer 2007 collection. Our long-term anticipation is to be in 270 stores by August 2007.

We believe that the initial purchase order amount we can expect per retailer will be 96 pairs per gender at an average wholesale amount of $60 to $65 per pair of Skins.

Additional Projects

We recently hired Dennis Walker as our Vice President of Sales and Jake Kamuonka as Vice President of Finance. These individuals will assist in executing our product launches.

Product distribution, fulfillment and warehousing will be outsourced initially in an effort to keep our fixed overhead down.

We plan to launch a commercial website by the middle of September 2006 and have set up a temporary web site featuring corporate information.

Results of Operations

Three Months Ended June 30, 2006 Compared with Three Months Ended June 30, 2005

Net revenues during the quarters ended June 30, 2006 and 2005 were nil.

Our design and development expenses increased to $35,292 for the three months ended June 30, 2006. The primary reason for the increase was the increase in compensation for our in-house designer.

Our selling, general and administrative expenses increased $414,503 to $451,015 for the three months ended June 30, 2006, as compared to $36,512 for the same period in 2005. The increase was primarily due to the legal, accounting and other expenses that we incurred in connection with the share exchange transaction that was completed on March 20, 2006, commencement of compensation to its chief executive officer and chairman of the board, hiring of new key personnel and consultants, and opening a new office location in Manhattan and compensation related to our stock option grants.

The unrealized loss on derivative instruments of $1,245,000 for the three months ended June 30, 2006 represents the fair value charge in our derivative liability from March 31, 2006. The derivative liability resulted from the liquidated damages provision we have with in a subscription agreement with certain of our stockholders who hold warrants to purchase common stock in accordance with the Share Exchange Agreement.

Our net losses during the quarter ended June 30, 2006 were $1,718,951, or $0.05 per share, as compared to a net loss of $37,179, or $0.00 per share, during the quarter ended June 30, 2005. The increase in net loss is attributable primarily to the increase in our selling, general and administration.

Six Months Ended June 30, 2006 Compared with Six Months Ended June 30, 2006

Our design and development expenses increased $29,410 to $69,582 for the six months ended June 30, 2006, as compared to $40,172 for the same period in 2005. The primary reason for the increase was the increase in compensation for our in-house designer.

Our selling, general and administrative expenses increased $818,866 to $894,711 for the six months ended June 30, 2006, as compared to $75,845 for the same period in 2005. The increase was primarily due to the legal, accounting and other expenses that we incurred in connection with the share exchange transaction that was completed on March 20, 2006, commencement of compensation to its chief executive officer and chairman of the board, hiring of new key personnel and consultants, opening a new office location in Manhattan and compensation expense related to our stock option grants.

The unrealized loss on derivative instruments of $1,809,609 for the six months ended June 30, 2006 represents mainly the fair value charge in our derivative liability that resulted from the liquidated damages provision we have with in a subscription agreement with certain of our stockholders who hold warrants to purchase common stock in accordance with the Share Exchange Agreement.

Our net losses for the six months ended June 30, 2006 were $2,761,208, or $0.10 per share, as compared to a net loss of $117,351, or $0.01 per share for the same period in 2005. The increase in net loss is attributable primarily to the increase in our selling, general and administration.

Year Ended December 31, 2005 Compared with Period from May 18, 2004 (Inception) Through December 31, 2004

Net revenues during the year ended December 31, 2005 and the period from May 18, 2004 (inception) to December 31, 2004 were nil.

Our design and development expenses increased $48,993 to $93,892 for the year ended December 31, 2005, as compared to $44,899 for the period from May 18, 2004 (inception) to December 31, 2004. The primary reason for the increase was because the expenses incurred for 2005 was for an twelve month period while design and development expenses from inception to December 31, 2004 was for a six and one-half month period.

Our selling, general and administrative expenses increased $305,115 to $412,409 for the year ended December 31, 2005, as compared to $107,294 for the period from May 18, 2004 (inception) to December 31, 2004. The increase was primarily the addition five and one-half months of operations that we conducted in 2005 as compared to the shorter period during the period from May 18, 2004 (inception) to December 31, 2004. In addition, we began to incur legal, accounting and other expenses near the end of 2005 in connection with the share exchange transaction.

Our net losses during the year ended December 31, 2005 were $532,314, or $0.03 per share, as compared to a net loss of $152,706, or $0.03 per share, during the period from May 18, 2004 (inception) to December 31, 2004. The increase in net loss is attributable primarily to the additional number of months of operation in 2005 and expenses incurred in connection with conducting the share exchange transaction.

Liquidity and Capital Resources

At June 30, 2006, we had $1,357,715 in cash and cash equivalents. Generally, we have primarily financed operations to date through the proceeds of the private placement of equity securities. We received net proceeds of $2,361,243 from the private placements that were conducted in connection with the share exchange transaction during the fiscal quarter ended March 31, 2006.

Net cash used in operating activities for the six months ended June 30, 2006 was $846,883. We have had no revenues since our inception in May 2004. Operating expenditures in the current quarter primarily consisted of design and development, legal and accounting fees and salaries.

At June 30, 2006, we had 2,709,375 stock options and 3,000,000 share purchase warrants outstanding. The outstanding stock options have a weighted average exercise price of $0.87 per share. The outstanding warrants have a weighted average exercise price of $1.00 per share. Accordingly, as at June 30, 2006, the outstanding options and warrants represented a total of 5,709,375 shares issuable for a maximum of $5,349,000 if these options and warrants were exercised in full. The exercise of these options and warrants is completely at the discretion of the holders. There is no assurance that any of these options or warrants will be exercised.

As of June 30, 2006, we anticipate that we will need financing to enable us to meet our anticipated expenditures for the next eight months.

We anticipate raising additional funds through public or private financing, strategic relationships or other arrangements in the future to support our business operations, however we currently do not have commitments from third parties for additional capital. We cannot be certain that any such financing will be available on acceptable terms, or at all, and our failure to raise capital when needed could limit our ability to continue as a going concern and expand our business. We plan to overcome the circumstances that impact our ability to remain a going concern through a combination of beginning to generate revenues and decreasing costs, as necessary, with interim cash flow deficiencies being addressed through additional equity financing. Our ability to obtain additional funding in year 2006 and thereafter will determine our ability to continue as a going concern. There can be no assurances that these plans for additional financing will be successful. Failure to secure additional financing in a timely manner and on favorable terms if and when needed in the future could have a material adverse effect on our financial performance, results of operations and stock price and require us to implement cost reduction initiatives and curtail operations. Furthermore, additional equity financing may be dilutive to the holders of our common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary to raise additional funds, may require that we relinquish valuable rights.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

DESCRIPTION OF BUSINESS

Overview

We have designed and continue to develop a two-part, footwear structure consisting of an outer collapsible “Skin” and an inner orthopedic support section called the “Bone.” The design is intended to allow consumers to purchase one inner section, the Bone, and numerous outer Skins, resulting in multiple style variations from the same pair of shoes, with the same feel and fit despite which Skin is being worn. We intend to initially design, manufacture and market high quality men's and women's footwear and are finalizing the first Skins collection with an anticipated Fall 2006 commercial launch.

Our management hopes that its product concept will act as the link between the traditional footwear industry and the apparel industry - allowing consumers to view Skins like a shirt, changing them frequently, matching skins to an outfit or supporting their favorite sports team with a Skin fitted with the team’s logo.

Since consumers typically prefer to try on shoes before a purchase, footwear sales traditionally occur in locations that have footwear-selling expertise. We believe we should be able to market our products via traditional footwear channels but also via non-traditional channels including the Internet and retail locations without a footwear department. Once a consumer owns a Bone, any Skin purchased in the same size will fit and a consumer will not need to be concerned as to the fit or feel of the product at that point, allowing the purchase of a Skin to be done through non-traditional footwear channels.

The Skins Product Concept

We believe that there are few, if any, methods for a consumer to change the look of their shoe other than buying multiple pairs, in multiple colors, or multiple styles. With the average price of high quality shoes ranging anywhere from $100 and up, the purchase of new shoes can be a costly proposition for consumers.

We seek to address two fundamental concerns on the part of the consumer: cost and style. We hope that our product could serve as an answer to the fashion and cost conscience consumers by allowing consumers to purchase one basic shoe and to create a multitude of different looks, colors and styles, based on the additional Skins they purchase. Instead of potentially spending more money on a few pairs of shoes, a consumer could have an increased number of choices of styles at a similar cost.

Other markets have already launched products that exploit the concept of cost and style in terms of interchangeability. Within the watch market, companies offer cost effective, fashionable watches that have interchangeable straps and faces. Within the sunglasses market, some companies have many fashion-focused models with interchangeable lenses. Even in the cellular phone market, cellular phone manufacturers offer interchangeable covers that are purely a fashion statement.

The Bi-Sectional System

We have designed and continue to develop a line of footwear products based on our modular shoe system built with two sections: the Bone and the Skin. The Skins products are designed to be easy to use, comfortable, and employ quality craftsmanship. The inner section - or the Bone - is made from a mold utilizing advanced light-weight and resilient synthetic materials. The Bone is designed to be a consistent source of comfort and support, without regard to changing styles and fashions. The outer section - or the Skin - is expected to represent our core product. It is expected that Skins will be created with various combinations of toe shapes, materials, fabrics, leather and outsole treads. We expect to launch numerous styles per season for each targeted consumer group.

Design and Development

Our principal goal in product design is to generate new and exciting interchangeable footwear with classic contemporary and progressive styles. All of our footwear will be designed with an active lifestyle in mind. We will design most of our styles to be fashionable and marketable to the 18 to 35 year-old consumer, with most lines appealing to the broad cross-section of the population. Any success of the Skins product may be related to:

•	The unique interchangeable Skin concept,
•	Our ability to recognize trends in the footwear market, and
•	A product design that anticipates and accommodates consumers’ ever-evolving preferences.

Our technology is designed to allow consumers to continually change Skins to fit their respective fashion and functional needs. We will attempt to identify, interpret and translate current and emerging lifestyle trends in the design of our footwear. We expect to obtain lifestyle trend information through various methods intended to monitor changes in the culture and society, including:

•	Review and analysis of modern music, television, cinema, clothing and other trend-setting media,
•	Travel to domestic and international fashion markets to identify and confirm current trends,
•	Consultation with retail customers for information on current retail selling trends,
•	Participation in major footwear tradeshows to stay abreast of popular brands, fashions and styles, and
•	Subscription to various fashion and color information services.

We expect that our footwear design process will typically begin approximately nine months prior to the start of a season. Our products will be designed and developed by our in-house staff and freelance design agencies. To promote innovation and brand relevance, we expect to utilize dedicated design teams that focus on each of the men’s, women’s, and children’s categories and report to our chief design executive, once we are able to locate and hire a person for this position. We anticipate that the design process will be collaborative whereby design staff will meet with retail and merchandising and sales and production personnel to refine the design to our perceived demand of the markets. After the designers arrive at a consensus regarding the fashion themes for the coming season, the designers then translate these themes into products. These variations will include variations in product color, material, structure and decoration, which are arrived at after close consultation with the those involved in design and production.

After a design is complete, we will create prototype blueprints and specifications and forward them to our third-party manufacturers, which will then forward the design prototypes back to our design team. We plan to allow our major retail customers, if any, to review upcoming design concepts prior to release. We believe that input from these retailers could assist us in predicting consumer reaction to our latest designs and afford us an opportunity to foster a collaborative relationships with our customers. Our design teams will be able to modify and refine a design based on customer input.

Business Strategy

Footwear manufacturers may expect a limited number of purchases from consumers since footwear is commonly viewed by consumers as functional attire. The Skins product concept is designed to change the consumer view of footwear from a functional requirement to a fashionable accessory. The consequence is that we may be able to market, sell and distribute in a similar manner as an apparel entity.

We will concentrate on our core design and development of the Skin and Bone product, while outsourcing the production requirements to third parties. We have engaged Atsco Footwear, LLC as our exclusive sourcing agent to source production from one or more factory groups in the Far-East.

We plan an initial strategy of developing our own brand. In the future, we intend to license to existing brands to maximize our market exposure and product distribution, in addition to working with the orthopedic market in supplying Bones without foot-beds to orthopedic insole manufacturers to allow for orthopedic fitted Bones for individuals with orthopedic needs. We expect to act as a wholesaler, marketing our products to specialty, department and Internet retail locations via marketing and branding efforts.

We intend to begin with both men and women’s high-end footwear. We plan to introduce our product in the high-end market to mavens, trendsetters and early adopters, in an attempt to build brand equity and focus on exclusive specialty shops that sell high-fashion quality apparel and footwear. We plan on conducting promotional activities such as celebrity product placement and Skins Inc. sponsored events, in addition to fashion and business press editorial coverage to increase the brand visibility and credibility. We will be working with a fashion, footwear and accessory specific public relations firm to assist and produce these events and undertakings. After establishing our brand, we plan to broaden our distribution with more mainstream middle-market retailers, and then begin to enter the children’s market and license our technology to other manufacturers.

Marketing Strategy

We expect that our marketing strategy will consist of the following elements.

Product Diversity

We expect that product diversity will be a key marketing strategy. Initially, we plan to invest only the required time and money for the design and development of our initial line of products. Following the initial stages of our market penetration, if any, we plan to expand our product line and increase the number of retail channels through which our products are sold. We believe that the strategy of continuously diversifying our products will occur as we build and develop our retail distribution channels. We expect to expand our products beyond style and casual footwear into casual-dress and athletic footwear as well. In addition, by diversifying our products, we may be able to expand our target groups as well.

Branding

We believe that a well-recognized brand is an important element for success in the footwear and apparel industry. We will attempt to position our brand name as a casual, active, youthful brand that represents quality, comfort and design innovation. Our senior management will be directly involved in shaping our image and the conception, development and implementation of its advertising and marketing activities. We intend to aggressively promote our brand through a comprehensive marketing campaign. We hope that this campaign, which will be image-oriented and product specific, will eventually result in a high level of recognition of the Skins brand across a variety of footwear and apparel categories.

Advertising

We anticipate that our advertisements will generally seek to build and increase brand awareness by linking the Skins brand to contemporary lifestyles and attitudes, rather than exclusively marketing a particular Skins footwear product. We will market the Skins name to represent flexibility, managing the brand and product design towards evolving footwear and apparel fashions and consumer lifestyle preferences.

We intend to employ a multi-phased advertising strategy that we hope will expand with our advertising requirements and investment capabilities. Initially, we plan to utilize a cost sensitive and effective means to reach our targeted customer base. We expect to use this marketing phase within our first phase of growth and expansion strategy, targeting the fashion centers within the US, Europe, and Asia/Australia. Within this strategy, we plan to utilize specialized unconventional tactics such as:

•	a Pop-Up installation in SOHO area of New York City to coincide with our anticipated Fall launch - a 30 day event that will play host to specific industry events revolving around the Skins brand;

•	the production and dissemination of a web-based commercial;

•	working with a public relations company to establish fashion and business press credibility and to organize events, partnerships, and product placements with celebrities.

Once, and if, we reach certain predetermined levels of sales, we plan to invest monetary and human capital to expand our advertising campaigns into a traditional portfolio marketing campaign that is based on management of our marketing and advertising portfolio.

Promotional Activities

Endorsements: We plan on signing celebrities to endorse the Skins brand name and image in the coming years and to focus marketing efforts for our products among specific consumer groups. We anticipate that high profile and diverse appeal of celebrities may be able to assist the Skins brand to reach new markets.

Entertainment Promotions: Our promotional strategies are expected to include in-store specials, concert promotions, product tie-ins and giveaways, sporting events and radio stations.

Sourcing and Production

Outsourcing

Due to labor cost benefits, we plan to utilize contract manufacturers in developing countries to act as the primary producers of our products. The use of contract manufacturers may increase our production flexibility and capacity while at the same time reducing capital expenditures and avoiding the costs of managing a large production work force. We expect to attempt to use the same contract manufacturers in an attempt to enhance continuity and quality while controlling production costs. As we grow, we will monitor our selection of independent factories to ensure that we do not become over dependant on one or more factories.

We have entered into a sourcing and buying agent agreement with Atsco Footwear, LLC pursuant to which Atsco Footwear will be responsible for sourcing, commercialization and product line review. According to the agreement, Atsco Footwear will be the exclusive sourcing and development agent for us and will assist us in developing a fit-and-wear tested marketable product. Atsco is responsible for the factory development and output as well as delivery, scheduling, supplier deadlines and other related matters. We will pay commissions to Atsco Footwear for its services under the agreement primarily based on merchandise sourced by Atsco Footwear and shipped to us. Our agreement with Atsco Footwear has a term of one year through February 2007 and may be extended at the option of either party for an additional year.

Inventory Risks

Due to the nature of the our planned “high level” of style and fashion, inventory risks will be higher, since fashions can change quickly and past styles can be rapidly considered obsolete. We will attempt to reduce the risk of overstocking by:

•	assessing demand for our products by soliciting input from our customers and monitoring retail sell-through processes,
•	analyzing historical and current sales and market data to develop internal product quantity forecasts,
•	seeking to share inventory risks with retail channels as much as possible, and
•	considering to employ conservative inventory models.

Growth and Expansion Strategy

We plan to expand our operations in three primary segments:

Region by Region

We will launch our operations in the U.S. and attempt to maintain those operations throughout the our planned growth period. We expect to expand into developed countries in Western Europe and throughout the world. This expansion process may be expedited via licensing agreements with multinational apparel brands.

Demographics

We believe that the Skins core product concept is suitable for all ages. We believe that the key advantages of the product concept will initially attract the most fashion-savvy age group - the 18 to 35 year olds. When and if the product concept becomes more widely known, we plan to expand our demographic focus of the product concept to the 5 to 55 year old market segments.

Distribution

Initially, we will market our products to specialty retail stores and chains in the U.S. Our sales strategy includes setting sales meetings with the retail stores in which we hope to have our product carried. We will exhibit and participate in international industry tradeshows and events and establish close connections with the retailers we intend on doing business with, including them at times in pre-selection and viewing on upcoming collections for the purpose of their review and comment. When and if our brand becomes more widely known and the product concept is more widely accepted, we will seek to establish licensing agreements with branded apparel companies. The third phase of distribution may include self-managed Skins concept stores in the heart of a major metropolitan shopping areas acting primarily as a marketing tool.

Pricing Strategy

We will target our Skins footwear products to the purchasers of higher end lifestyle oriented and casual footwear. Consequently, the average wholesale price that we hope to receive for a Skins product package (i.e., one Bone and two outer Skins) from our retail distribution channels will be approximately $65, with a reduction in price to approximately $60 per package for orders of larger quantity. Due to the ability of consumers to purchase outer Skins separately from the inner Bone, and to increase a collection of outer Skins to use with one single inner Bone, we hope that the average income received per consumer will gradually increase over time - from approximately $65 to $95 - since each consumer could purchase more Skins to capitalize on the cost advantages of the Skins product assortment.

Competition

We will face intense direct and indirect competition.

•
Direct Competition: We will primarily offer primarily lifestyle, athletic and dress-casual shoes. Consequently, all footwear companies that can be defined within those categories will be competition for us.

•
Indirect Competition: In addition, due to the unique Skins product concept that involves interchangeability, we should be able to utilize the distribution patterns of the apparel market, including Internet and catalog sales, and via specialty retail distribution without the requirement of a footwear department. This opportunity widens our competition to include apparel companies that do or potentially will offer footwear products with their respective brand. These companies are defined as indirect competition, since we will target these companies as potential retail distribution points and for possible licensing agreements.

The apparel and footwear industries are extremely competitive and highly fragmented. This is most likely due to low barriers to entry. All that is required to enter the industries are clothing designs that appeal to department store and/or specialty store buyers. If a designer receives orders, he or she can contract the production of the item to a low-cost, independent manufacturer, usually outside the United States. In many areas, the barriers to entry are insignificant. These industries are characterized by simple technologies, low fixed assets per employee and ease of expansion through the use of contractors.

Although entering into the apparel and footwear may be relatively simple, being successful in the industry is much more difficult. The strength of large retailers is a major challenge to many designers, including us. As retailers shrink their inventories and place orders closer to the time that merchandise will be needed, designers and manufacturers are forced to assume more inventory risk.

Employees

As a development stage company, and even as we begin selling our product, we plan to rely on outside consultants and resources in an attempt to control our costs and expenses. Accordingly, as of June 30, 2006, we employed three full-time employees. None of our employees are covered by a collective bargaining agreement.

Facilities

We do not own any real property. Pursuant to an oral agreement, we currently lease approximately 700 square feet of office space in New York City for $3,500 per month. The office acts as our executive headquarters and principal offices. We provided a security deposit to the sublessor in the amount of $3,500. The initial term of our oral lease is six months.

Legal Proceedings

We are not a party to any material legal proceedings.

MANAGEMENT

Directors and Senior Management Following the Share Exchange Transaction

The following table sets forth the name and position of each of our directors and executive officers immediately after the closing of the Share Exchange Transaction on August 1, 2006.

			Year First Appointed
Name	Age	Position	Officer or Director of Skins
Mark Klein	31	President, Chief Executive Officer, Director	2005

Michael J. Rosenthal	62	Director and Chairman of the Board	2005

Stephen Hochberg	58	Director	2005

Steve Reimer	62	Director	2005

Gary Musil	55	Director	N/A

Mark Klein. Mr. Klein began working on the business concept behind the predecessor of Skins Footwear Inc. in 2002 and was appointed President and Chief Executive Officer of Skins Footwear Inc. on May 18, 2004. From 2001 to 2002, Mr. Klein served as the Sales Director on ICQ Mobile, the mobile instant messaging division of AOL Time Warner, where he set sales and marketing strategies for ICQ’s Value Added Service (VAS) wireless operations and handled technical and marketing deployments and workshops with operators. From 1999 to 2000, he acted as a senior marketing and sales executive for both Comverse Network Systems and Oraios.com, where he directed, created and implemented sales and marketing initiatives. Mr. Klein launched his executive career from 1997 through 1999 as the Sales Director of Convertbond.com, where he managed the business development and sales strategy for the online financial portal.

Michael J. Rosenthal. Mr. Rosenthal was appointed Chairman of the Board of Directors of Skins Footwear Inc. in October 2005. Since 1986, Mr. Rosenthal has served as Chairman and President of M.J. Rosenthal and Associates, Inc., an investment and consulting company. From 1984 to 1986, Mr. Rosenthal was a partner and managing director of Wesray Capital Corporation, an equity investment firm. From 1976 to 1984 , Mr. Rosenthal served as a partner and a Managing Director of the Mergers and Acquisitions Department of Donaldson, Lufkin & Jenrette, Inc. an investment banking firm. During 2002 and 2003, Mr. Rosenthal served as Chief Restructuring Officer for Foster Wheeler Ltd. Mr. Rosenthal also serves as a director of MAXXAM, Inc., The Pacific Lumber Company, Nobel Learning Communities, Inc. and as a director and Treasurer of the Horticultural Society of New York. Over the last several years, Mr. Rosenthal has also served as Chairman, a director and/or Chief Executive Officer of a number of companies including American Vision Centers, Inc.; Northwestern Steel & Wire Company; Star Corrugated Box Co., Inc. Vector Distributors, Inc; Western Auto Supply Company; and Wilson Sporting Goods Company. Mr. Rosenthal was an honors graduate from the New York University Law School and Columbia University Graduate School of Business.

Stephen Hochberg. Mr. Hochberg was appointed to the Board of Directors of Skins Footwear Inc. in August 2005. Since 1999, Mr. Hochberg has served as Chief Executive Officer of Mage, LLC, an international business and management-consulting firm that has helped more than 600 companies achieve their organizational and strategic goals. Mage specializes in creating value through leadership coaching, team building, strategic planning, organizational development and financial counsel. Mage is committed to the continuous improvement of its clients’ capabilities, offering a full menu of tailored management, organizational and financial advisory services.

Steve Reimer. Mr. Reimer joined Skins Inc. as a Director in October 2005. From 1986 to 2001, he served as Senior Vice President of Kohl’s Department Store. From 2001 to the present, he has served as a consultant to B.T.M. Consulting. Mr. Reimer also currently a board member of the Two Ten Footwear Foundation, a non-profit organization that provides educational and social services to individuals working in the footwear industry.

Gary Musil. Mr. Musil was appointed President, Secretary, Treasurer and a Director of Skins Inc. on June 17, 2005 and resigned his executive positions upon the completion of the Share Exchange Transaction on March 20, 2006. Mr. Musil remains a director of Skins Inc. and is also currently a Director of Liberty Star Gold Corp., a reporting issuer under the Securities Exchange Act of 1934, as amended, and has been a Director and Officer of two other reporting issuers. Mr. Musil has more than 30 years of management and financial consulting experience. Mr. Musil currently serves as an officer/director of four TSX Venture Exchange public companies in Canada. Mr. Musil has been the President, Chief Executive Officer, Chief Financial Officer and a director of Montoro Resources Inc., a TSX Venture company and a reporting issuer in Canada, since February 1999. Mr. Musil has been the chief financial officer and secretary and a director of Belmont Resources Inc., a TSX Venture company and a reporting issuer in Canada, since August 1992. Mr. Musil has been the chief financial officer and a director of Mandalay Resources Corp, a TSX Venture company and a reporting issuer in Canada, since January 2000. Mr. Musil has been the Chief Financial Officer and secretary of Highbank Resources Ltd., a TSX Venture company and a reporting issuer in Canada, since December 1988.

Advisory Board

We have an advisory board that renders advisory services to us with respect to technical, financial and marketing matters, in addition to matters related to recruitment of personnel. The advisory board meets with our Board of Directors approximately six to eight times per year. Members of our advisory board are:

Bill Priakos. Mr. Priakos has served on our advisory board since October 2005. He has served as Vice President of Merchandising for the Dallas Cowboys Football Team for the past nine years.

Mark Itzkowitz. Mr. Itzkowitz has been President of Atsco Footwear LLC since July 2001 to the present day. Mr. Itzkowitz’s expertise in sourcing, development and design of footwear product has been extensive in the footwear community over the last 35 years.

Family Relationships

There are no family relationships among the individuals that comprise our Board of Directors and Executive Officers.

Director Compensation

We have an established policy to provide compensation to members of our Board of Directors for their services in that capacity. Directors are compensated $10,000 per year and are eligible for option grants for their services. Stephen Hochberg and Steven Reimer were each granted options to purchase 421,875 shares of our common stock. The options vest one-thirty sixth per month. In addition, the Chairman of our Board, Michael J. Rosenthal, receives $90,000 per year as compensation for his services. Directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board meetings. Messrs. Prikos and Itzkowitz, who sit on our advisory board, receive $2,500 per quarter and were granted options to purchase 421,875 share of our common stock.

The Board of Directors and Committees

Our Board of Directors does not maintain a separate audit, nominating or compensation committee. Functions customarily performed by such committees are performed by our Board of Directors as a whole. We are not required to maintain such committees under the rules applicable to companies listed on the OTC Bulletin Board. None of our independent directors qualify as an "audit committee financial expert."

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation for Skins Footwear Inc. for the year ended December 31, 2005 of our chief executive officer and other executive officers whose annual salary and bonus exceeded $100,000 in such years, collectively referred to as the Named Executive Officers.

		Annual Compensation
Name and Position	Year	Salary($)	Bonus ($)

Mark Klein(1)	2005	$11,108	--
President and Chief Executive Officer	2004	18,263	--

(1)
Mr. Klein was the President of Skin Shoes LLC, which was formed in 2004, and became the President and Chief Executive Officer of Skins Footwear Inc. in 2005. Mr. Klein was appointed President and Chief Executive Officer of Skins Inc. upon the closing of the Share Exchange Transaction on March 20, 2006.

Employment Agreements

On the closing the Share Exchange Agreement, we entered into an employment agreement with Mark Klein to serve as our President and Chief Executive Officer. The duration of the employment agreement is three years unless terminated earlier pursuant to the terms and conditions of the agreement. The agreement provides for a base salary of $150,000 per year and an annual incentive bonus of up to 50% of the base salary based on annual volume and net profit of our company. Pursuant to the terms of the employment agreement, Mr. Klein will not disclose to any third party any confidential information or trade secrets of our company during and after the term of the employment agreement. In addition, Mr. Klein agreed not to solicit away any customers or employees of our company during the term of the employment agreement and one year after the termination of his employment. Mr. Klein also agreed not to compete, either directly or indirectly, with the business of our company in the United States for a period of one year from the termination of his employment with us.

Option Grants in 2005

There were no option grants to Named Executive Officers in 2005.

Aggregated Option Exercises in 2005 and Option Values at December 31, 2005

There were no option exercises by Named Executive Officers in 2005.

Skins 2005 Incentive Plan

In connection with the Share Exchange Transaction, we assumed the Skins 2005 Incentive Plan as the stock option plan of Skins Inc. The 2005 Incentive Plan provides for the granting of stock options, stock appreciation rights, restricted shares, and other stock-based awards for employees, directors and consultants. Immediately after the closing of the Share Exchange Transaction, we assumed share purchase options granted under the 2005 Incentive Plan to purchase an aggregate of 2,109,375 shares at an exercise price of $0.80 per share.

Security Ownership Of Certain Beneficial Owners And Management

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days of June 1, 2006 are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Immediately after the closing of the Share Exchange Transaction, we had 34,404,006 outstanding shares of common stock, warrants to purchase 3,000,000 shares of common stock and options to purchase 2,709,375 shares of common stock. As of August 1, 2006, we had 34,526,006 shares of common stock outstanding.

The following table sets forth certain information with respect to beneficial ownership of the our common stock immediately after the closing of the share exchange transaction, by (i) each director, (ii) each executive officer, (iii) shareholders of 5% or more, and (iv) all directors and executive officers as a group. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise indicated in the table, the address of each stockholder listed in the table is c/o Skins Inc., 45 West 21st Street, 2nd Floor, New York, NY 10010.

Title of Class	Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class

	Directors and Executive Officers:

Common Stock	Mark Klein President, Chief Executive Officer and Director	9,758,221(1)	28.3%
Common Stock	Stephen Hochberg Director	503,314(2)	1.5
Common Stock	Steve Reimer Director	115,234 (3)	*
Common Stock	Michael J. Rosenthal Director and Chairman	970,200(4)	2.8
Common Stock	Gary Musil Director	--	--
Common Stock	Executive Officers and Directors as a group (5 persons)	11,346,970(5)	32.6%

	5% or more Stockholders
Common Stock	Geoffrey Dubey(6)	3,118,743	9.0
Common Stock	Joshua Hermelin(6)	3,454,603	10.0

_________________
 * Less than 1%.

(1)
Includes 706,068 shares of common stock that are held in escrow and subject to partial and full return to Skins Inc. contingent upon the number of share purchase warrants exercised by investors in Skins Inc. within a period of 30 months following the closing of private placements and the Share Exchange Transaction.

(2)
Includes 388,080 shares held by Mage Capital Partners LLC. Mr. Hochberg is President and control person of Mage Capital Partners LLC and may be deemed to have voting and investment power over the shares held by Mage Capital Partners LLC. Mr. Hochberg disclaims beneficial ownership of the shares held by Mage Capital Partners LLC except to the extent of his pecuniary interest therein. The shares held by Mage Capital Partners LLC include 28,080 shares of common stock that are held in escrow and subject to partial and full return to Skins Inc. contingent upon the number of share purchase warrants exercised by investors in Skins Inc. within a period of 30 months following the closing of private placements and the Share Exchange Transaction. Also includes 115,234 shares underlying options currently exercisable or exercisable within 60 days of August 1, 2006.

(3)	Consists of shares underlying options currently exercisable or exercisable within 60 days of August 1, 2006.

(4)
Includes 70,200 shares of common stock that are held in escrow and subject to partial and full return to Skins Inc. contingent upon the number of share purchase warrants exercised by investors in Skins Inc. within a period of 30 months following the closing of private placements and the Share Exchange Transaction.

(5)	Includes 230,469 shares underlying options currently exercisable or exercisable within 60 days of August 1, 2006.

(6)	Messrs. Dubey and Hermelin are consultants to the Company and utilize the Company’s address for Company matters.

Indemnification of Directors and Executive Officers and Limitation of Liability

The General Corporate Law of Nevada empowers a company incorporated in Nevada, such as us, to indemnify its directors and officers under certain circumstances.

Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve material misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

Our Bylaws provide that no officer or director shall be personally liable for any obligations of us or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on our behalf. The Bylaws also state that we will indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a director or officer, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him or her as a director or officer. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or willful misconduct. Our Bylaws also provide that we, our directors, officers, employees and agents will be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons under Nevada law or otherwise, we have been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Skins Footwear Inc.

     Skins Footwear Inc. is our wholly-owned subsidiary. We have interlocking executive and director positions with Skins Footwear Inc., except that Gary Musil is not a director of Skins Footwear Inc. but is a director of our Board.

March 2006 Share Exchange Transaction

     In March 2006, we completed the Share Exchange Transaction with Skins Footwear Inc. At the closing, Skins Footwear Inc. became a wholly-owned subsidiary of Skins Inc. and all outstanding securities of Skins Footwear Inc. were exchanged for securities of Skins Inc. The following sets forth information with respect to our affiliates holdings prior to the Share Exchange Transaction.

•
Mark Klein, our President, Chief Executive Officer and a Director, received beneficial ownership of 9,758,221 shares of our common stock pursuant to the Share Exchange Transaction. This amount includes 706,068 shares of common stock that are held in escrow and subject to partial and full return to Skins Inc. contingent upon the number of share purchase warrants exercised by investors in Skins Inc. within a period of 30 months following the closing of private placements and the Share Exchange Transaction.

•
Stephen Hochberg, a member of our Board of Directors, received beneficial ownership of 388,080 shares of our common stock pursuant to the Share Exchange Transaction. This amount includes 28,080 shares of common stock that are held in escrow and subject to partial and full return to Skins Inc. contingent upon the number of share purchase warrants exercised by investors in Skins Inc. within a period of 30 months following the closing of private placements and the Share Exchange Transaction.

•
Michael Rosenthal, Chairman of our Board of Directors, received beneficial ownership of 970,200 shares of our common stock pursuant to the Share Exchange Transaction. This amount includes 706,068 shares of common stock that are held in escrow and subject to partial and full return to Skins Inc. contingent upon the number of share purchase warrants exercised by investors in Skins Inc. within a period of 30 months following the closing of private placements and the Share Exchange Transaction

•
Geoffrey Dubey and Joshua Hermelin received 3,068,743 shares and 3,382,603 shares, respectively, of our common stock pursuant to the Share Exchange Transaction. Messrs. Dubey and Hermelin each beneficially own more than 5% of our securities.

Atsco Footwear LLC and Mage LLC

We entered into a sourcing agreement with Atsco Footwear LLC in December 2005, as amended in February 2006, pursuant to which Atsco Footwear is our exclusive sourcing and development agent in connection with the development and manufacture of Skins footwear. According to the agreement, Atsco Footwear will be the exclusive sourcing and development agent for us and will assist us in developing a fit-and-wear tested marketable product. Atsco is responsible for the factory development and output as well as delivery, scheduling, supplier deadlines and other related matters. Atsco Footwear will receive commissions and fees on molds, equipment, development fees and sample Skins shoes. Our agreement with Atsco Footwear has a term of one year through February 2007 and may be extended at the option of either party for an additional year. Stephen Hochberg, who is a director of our company, is also a director Atsco Footwear.

We have an oral consulting arrangement with Mage LLC pursuant to which Mage LLC receives approximately $5,000 per month for consulting services providing business advisory and financial services. Mage’s services to us includ strategic planning, development of business plan, and evaluation of funding including negotiation and structure, as well as, interim financial management and accounting services. The arrangement is month to month and is cancelable by either party at anytime. In 2005, Mage Capital Partners, LLC received equity securities in Skins Footwear Inc. in exchange for services provided by Mage LLC. These equity securities were exchanged for 388,080 shares of our common stock upon the closing of the Share Exchange Transaction on March 20, 2006. Mr. Hochberg, a member of our Board of Directors, is Chief Executive Officer of Mage LLC and Mage Capital Partners, LLC.

We believe that Atsco Footwear and Mage LLC arrangements are at fair market value and are on terms comparable to those that would have been reached in arm's-length negotiations had the parties been unaffiliated at the time of the negotiations.

Consulting Agreements

On April 3, 2006, we entered into consulting agreements with two shareholders, Geoffrey Dubey and Joshua Hermelin, pursuant to which we agreed to issue an aggregate of 122,000 shares of our common stock in exchange for consulting services to be provided by the two shareholders over a two year term. The total consulting services are valued at $145,180 based upon the closing price of our common stock of $1.19 per share on the date of the agreement. The consulting services include advising and counseling us with respect to technical, financial and marketing issues, recruitment of qualified personnel and specific technical issues, growth and business plans, and strategic planning. Messrs. Dubey and Hermelin beneficially own approximately 8.9% and 9.8%, respectively, of our outstanding securities. We believe that our arrangements with Messrs. Dubey and Hermelin are at fair market value and are on terms comparable to those that would have been reached in arm's-length negotiations had the parties been unaffiliated at the time of the negotiations.

CHANGE IN ACCOUNTANTS

On March 20, 2006, we dismissed Amisano Hanson, Chartered Accountants as our independent registered public accounting firm following the change in control of our company on the closing of the Share Exchange Transaction. We engaged Amisano Hanson to audit our financial statements for the year ended March 31, 2005. The decision to change accountants was approved and ratified by the our Board of Directors. The report of Amisano Hanson on the financial statements of our company for the fiscal year ended March 31, 2005 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principle, except for an explanatory paragraph relative to our ability to continue as a going concern.

While Amisano Hanson was engaged by us, there were no disagreements with Amisano Hanson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect to our company, which disagreements if not resolved to the satisfaction of Amisano Hanson would have caused it to make reference to the subject matter of the disagreements in connection with its report on the our financial statements for the fiscal year ended March 31, 2005.

We engaged Mahoney Cohen & Company, P.C. as our independent registered public accounting firm as of March 20, 2006.

SELLING STOCKHOLDERS

The following table provides as of August 1, 2006 information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

•	the number of shares owned by each stockholder prior to this offering;

•	the percentage owned by each stockholder prior to completion of the offering;

•	the total number of shares that are to be offered for each stockholder;

•	the total number of shares that will be owned by each stockholder upon completion of the offering; and

•	the percentage owned by each stockholder upon completion of the offering.

Pursuant to the Share Exchange Agreement, we effected two private placement transactions in which we sold a total of 3,000,000 units and raised an aggregate of $2,520,000. Each Unit consisted of one share of common stock and a warrant to purchase one share of common stock. We agreed to register all of the securities issued in the private placements, which is 3,000,000 shares of common stock and 3,000,000 shares of common stock issued upon exercise of warrants.

In the first private placement, which occurred on November 2, 2005, we sold one convertible debenture in the amount of $150,000 to one offshore investor. The convertible debenture was convertible into 178,572 units at a conversion price of $0.84 per unit, with each unit consisting of one common share of our company and one share purchase warrant. Pursuant to the terms of the debenture, the conversion of the debenture into units occurred automatically upon the completion of our Share Exchange Transaction on March 20, 2006. The share purchase warrants are exercisable for a period of thirty months from the date of issue at an exercise price of $1.00 per share.

In the second private placement, which occurred immediately prior to the closing of the Share Exchange Transaction on March 20, 2006, we completed a private placement of units to purchase our common stock and warrants pursuant to a subscription agreement. Each unit consisted of one share of our common stock and one share purchase warrant, convertible at an exercise price of $1.00 per share at any time upon election of the holder during the 30 month period following the date of issue. A total of 2,821,428 units were sold in the second private placement for an aggregate of $2,370,000.

Immediately after the closing of the Share Exchange Transaction and the private placements, we had 34,404,006 outstanding shares of common stock, options to purchase 2,109,375 shares of common stock and warrants to purchase 3,000,000 shares of common stock.

Except for Geoffrey Dubey and Joshua Hermelin, each of the selling shareholders listed below received their shares of common stock and shares of common stock issuable upon the exercise of warrants from us in the private placements. Messrs Dubey and Hermelin received their shares from us in connection with consulting agreements we entered into with each of them on April 3, 2006 pursuant to which we agreed to issue 122,000 shares of our common stock in exchange for consulting services to be provided by Messrs. Dubey and Hermelin to us over a two year term. The total consulting services are valued at $145,180 based upon the closing price of our common stock of $1.19 per share on the date of the agreement.

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering (1)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering (1)
Centrum Bank AG	1,192,000	(2)	3.4%	1,192,000	--	--%
Silvacorp Pty Ltd.	1,000,000	(3)	2.9	1,000,000	--	--
Quotidian No. 2 Pty Ltd	476,190	(4)	1.4	476,190	--	--
Sanovest Holdings Ltd.	400,000	(5)	1.2	400,000	--	--
La Hougue Financial Management Services	357,144	(6)	1.0	357,144	--	--
Sam Belzberg	390,000	(7)	*	240,000	150,000	*
Kendra Feller	238,000	(8)	*	238,000	--	--
A.D. Wahlhaus & Associates Pty Limited	200,000	(9)	*	200,000	--	--
Josan Consultants Pty. Limited	200,000	(10)	*	200,000	--	--
Kraken Investments Limited	160,000	(11)	*	160,000	--	--
Christoph Bruening	150,000	(12)	*	150,000	--	--
Acacia Capital Corp.	130,952	(13)	*	130,952	--	--
Errol Bome	120,000	(14)	*	120,000	--	--
Rosalie Holdings Inc.	120,000	(15)	*	120,000	--	--
Neville Gafen	120,000	(16)	*	120,000	--	--
Alvin Blumenthal	119,048	(17)	*	119,048	--	--
Marlenas United S.A.	100,000	(18)	*	100,000	--	--
Satori Investments Ltd.	223,850	(19)	*	100,000	123,850	*
Taylor Housser	100,000	(20)	*	100,000	--	--
Terra Capital Ltd.	100,000	(21)	*	100,000	--	--
Jeff Sharpe	95,238	(22)	*	95,238	--	--
Alex Bolongaro	60,000	(23)	*	60,000	--	--
Don Petkau	50,000	(24)	*	50,000	--	--
Jeffrey W. Pereira	48,000	(25)	*	48,000	--	--
Bank Sal. Oppenheim JR. & CIE. (Schweiz) AG	33,428	(26)	*	33,428	--	--
Pipistrello Investments Corp.	30,000	(27)	*	30,000	--	--
Chloe Company S.A.	20,000	(28)	*	20,000	--	--
David Sidders	20,000	(29)	*	20,000	--	--
Marin Knespal	20,000	(30)	*	10,000	--	--
Geoffrey Dubey	3,118,743		9.0	50,000	3,068,743	8.9
Joshua Hermelin	3,454,603		10.0	72,000	3,382,603	9.8

* Indicates less than 1.0%.

(1)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumption that all shares registered for sale hereby will be sold. However, the selling stockholders may offer all, some or none of the shares pursuant to this prospectus, and to our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering.

(2)	Includes 596,000 shares underlying warrants that are currently exercisable. Juerg Muhlethaler and Patricia Schoenbaechler have voting and investment control over the shares owned by this entity.

(3)	Includes 500,000 shares underlying warrants that are currently exercisable. Gregory Curson has voting and investment control over the shares owned by this entity.

(4)	Includes 238,095 shares underlying warrants that are currently exercisable. Robert Whyte has voting and investment control over the shares owned by this entity.

(5)	Includes 200,000 shares underlying warrants that are currently exercisable. Tian Kusumoto has voting and investment control over the shares owned by this entity.

(6)	Includes 178,572 shares underlying warrants that are currently exercisable. Lisa McFarlane has voting and investment control over the shares owned by this entity.

(7)	Includes 120,000 shares underlying warrants that are currently exercisable.

(8)	Includes 119,000 shares underlying warrants that are currently exercisable.

(9)	Includes 100,000 shares underlying warrants that are currently exercisable. Alan Wahlhaus has voting and investment control over the shares owned by this entity.

(10)	Includes 100,000 shares underlying warrants that are currently exercisable. Mark Davis has voting and investment control over the shares owned by this entity.

(11)	Includes 80,000 shares underlying warrants that are currently exercisable. Wayne Weaver has voting and investment control over the shares owned by this entity.

(12)	Includes 75,000 shares underlying warrants that are currently exercisable.

(13)	Includes 65,476 shares underlying warrants that are currently exercisable. George Bryan-Orr has voting and investment control over the shares owned by this entity.

(14)	Includes 60,000 shares underlying warrants that are currently exercisable.

(15)	Includes 60,000 shares underlying warrants that are currently exercisable. Ruben Barnett has voting and investment control over the shares owned by this entity.

(16)	Includes 60,000 shares underlying warrants that are currently exercisable.

(17)	Includes 59,524 shares underlying warrants that are currently exercisable.

(18)
Includes 50,000 shares underlying warrants that are currently exercisable. Luis A. Davis has voting and investment control over the shares owned by this entity, in addition to the 20,000 shares held by Chloe Company S.A.

(19)	Includes 50,000 shares underlying warrants that are currently exercisable. Franz Buser has voting and investment control over the shares owned by this entity.

(20)	Includes 50,000 shares underlying warrants that are currently exercisable.

(21)	Includes 50,000 shares underlying warrants that are currently exercisable. Colin Hames has voting and investment control over the shares owned by this entity.

(22)	Includes 47,619 shares underlying warrants that are currently exercisable.

(23)	Includes 30,000 shares underlying warrants that are currently exercisable.

(24)	Includes 25,000 shares underlying warrants that are currently exercisable.

(25)	Includes 24,000 shares underlying warrants that are currently exercisable.

(26)	Includes 16,714 shares underlying warrants that are currently exercisable. Urs Fricker and Rene Grelat have voting and investment control over the shares owned by this entity.

(27)	Includes 15,000 shares underlying warrants that are currently exercisable. Jose E. Silva has voting and investment control over the shares owned by this entity.

(28)
Includes 10,000 shares underlying warrants that are currently exercisable. Luis A. Davis has voting and investment control over the shares owned by this entity, in addition to the 100,000 shares held by Marlenas United S.A.

(29)	Includes 10,000 shares underlying warrants that are currently exercisable.

(30)	Includes 10,000 shares underlying warrants that are currently exercisable.

Except as stated below, none of the selling shareholders, to our knowledge, has had a material relationship with our company other than as a shareholder at any time within the past three years:

Upon the closing of the Share Exchange Transaction that was completed on March 20, 2006, we repurchased and canceled 7,418,182 shares of our common stock that was owned by a major shareholder, Wayne Weaver, for the sum of $100,000. The repurchase and cancellation of Mr. Weaver’s shares was a condition to the closing of the Share Exchange. Mr. Weaver may be deemed to have voting and investment control over the shares owned by Kraken Investments Limited, a selling stockholder listed above.

On April 3, 2006, we entered into consulting agreements with two shareholders, Geoffrey Dubey and Joshua Hermelin, pursuant to which we agreed to issue an aggregate of 122,000 shares of our common stock in exchange for consulting services to be provided by the two shareholders over a two year term. The total consulting services are valued at $145,180 based upon the closing price of our common stock of $1.19 per share on the date of the agreement. The consulting services include advising and counseling us with respect to technical, financial and marketing issues, recruitment of qualified personnel and specific technical issues, growth and business plans, and strategic planning. Messrs. Dubey and Hermelin beneficially own approximately 8.9% and 9.8%, respectively, of our outstanding securities. We believe that our arrangements with Messrs. Dubey and Hermelin are at fair market value and are on terms comparable to those that would have been reached in arm's-length negotiations had the parties been unaffiliated at the time of the negotiations.

SHARES ELIGIBLE FOR FUTURE SALE

As of August 1, 2006, we had outstanding 34,526,006 shares of common stock.

Rule 144

All of the 6,122,000 shares registered in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act. If shares are purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act, their sales of shares would be governed by the limitations and restrictions that are described below.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an “affiliate” (as the term “affiliate” is defined under the Securities Act), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which as of August 1, 2006 would equal approximately 345,260 shares; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

PLAN OF DISTRIBUTION

The selling stockholders of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	or any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares.
There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES AFTER THE SHARE EXCHANGE TRANSACTION

Common Stock

Effective December 16, 2005, the Company completed a 1 for 8.727273 forward stock split where each share of common stock, par value $0.001 per share, that was issued and outstanding immediately prior to the forward stock split was automatically combined into and became 8.727273 shares of common stock. The forward stock split changed the number of authorized shares of common stock from 50,000,000 shares to 436,363,650 shares. There are currently 34,404,006 shares of common stock issued and outstanding. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders. Holders of the Company’s common stock (i) have equal ratable rights to dividends from funds legally available therefore, if declared by the Board of Directors; (ii) are entitled to share ratably in all of the Company’s assets available for distribution upon liquidation, dissolution or winding up; and (iii) do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions. All issued shares of the Company's common stock are fully paid for and non-assessable.

Stock Options and Warrants

In connection with the share exchange transaction, the Company assumed options to purchase shares of common stock and warrants to purchase shares of common stock on the same terms and conditions as previously issued by Skins. All outstanding options that were assumed by the Company have been issued under the Skins 2005 Incentive Plan. Further to the share exchange transaction, the Company assumed the Skins 2005 Incentive Plan as the stock option plan of the Company. Immediately after the closing of the share exchange transaction, the Company assumed options which constitute options to purchase 2,109,375 shares of common stock and has outstanding warrants to purchase 3,000,000 shares of common stock.

Market Price of the Company’s Common Stock

The price of the Company’s common stock will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. The Company believes that a number of factors, both within and outside its control, could cause the price of the Company’s common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of its common stock:

•	The Company’s ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	The Company’s financial position and results of operations;

•	Concern as to, or other evidence of, the market acceptance of the Company’s proposed products or its competitors’ products;

•	Announcements of technological innovations or new products by the Company or its competitors;

•	Foreign governmental regulatory actions;

•	The development of litigation against the Company;

•	Period-to-period fluctuations in the Company’s operating results;

•	Changes in estimates of the Company’s performance by any securities analysts;

•	Possible regulatory requirements on the Company’s business;

•	The issuance of new equity securities pursuant to a future offering;

•	Changes in interest rates;

•	Competitive developments, including announcements by competitors of new products or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Variations in quarterly operating results;

•	The depth and liquidity of the market for the Company’s common stock;

•	Investor perceptions of the Company; and

•	General economic and other national conditions.

Anti-Takeover Charter and Bylaw Provisions

The Company’s certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of the Company, including changes a stockholder might consider favorable. In particular, the Company’s certificate of incorporation and bylaws, as applicable, among other things, will (i) provide the Company’s board of directors with the ability to alter its bylaws without stockholder approval and (ii) provide that vacancies on the Company’s board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring the Company, even if doing so would be beneficial to its stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Company’s board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of the Company. These provisions are designed to reduce the Company’s vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. The Company believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. However, these provisions could have the effect of discouraging others from making tender offers for the Company’s shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in the Company’s management.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.
LEGAL MATTERS

Kirkpatrick & Lockhart Nicholson Graham LLP, Los Angeles, California, will pass upon the validity of the shares of common stock offered by the prospectus for us.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Skins, Inc.

We have audited the accompanying consolidated balance sheets of Skins, Inc. (a development stage company) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' deficiency and cash flows for the year ended December 31, 2005 and for the period May 18, 2004 (inception date) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Skins, Inc. at December 31, 2005 and 2004, and the results of their operations and their cash flows for the year ended December 31, 2005 and for the period May 18, 2004 (inception date) to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Skins, Inc. will continue as a going concern. As more fully described in Note 1, at December 31, 2005, the Company has a working capital deficiency of $593,103, has no established source of revenues and has accumulated losses of $685,020 since inception. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Mahoney Cohen & Company, CPA, P.C.

New York, New York
March 16, 2006, except for Note 11, which is
Dated August 11, 2006.

Skins Inc.
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

	June 30, 2006 (unaudited)	December 31, 2005 (as restated) (See Note 11)	December 31, 2004
ASSETS
Current assets
Cash and cash equivalents	$1,357,715	$36,533	$20,982
Prepaid expensess	66,016	-	-
Total current assets	1,423,731	36,533	20,982

Property and equipment, net (Note 3)	4,119	3,553	5,037
Patent costs (Note 4)	72,439	61,224	31,820
Total Assets	$1,500,289	$101,310	$57,839

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities
Accounts payable and accrued liabilities	$198,672	$263,188	$47,965
Note Payable (Note 6)	-	150,000	-
Related party payable	1,337	80,351	5,892
Derivative liability	1,831,800	22,191	-
Share based compensation liability	-	113,906	-
Total current liabilities	2,031,809	629,636	53,857

Commitments and Contingencies (Note 7)

Stockholders' Equity (Deficiency)
Common Stock, $.001 par value; 436,373,650 shares authorized; 34,526,006, 19,404,000 and 18,027,692 shares issued and outstanding at June 30, 2006, December 31, 2005 and 2004, respectively (Note 1)	34,526	19,404	18,028
Additional paid in capital	2,869,924	-	(138,660)
Prepaid consulting expense	(127,030)	-	-
Deficit accumulated in the development stage	(3,308,938)	(547,730)	(152,706)
Total stockholders' equity (deficiency)	(531,519)	(528,326)	3,982

Total Liabilities & Stockholders' Equity (Deficiency)	$1,500,289	$101,310	$57,839

The accompanying notes are an integral part of the financial statements.

SKINS INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

				Period from Inception	Period from Inception
				(May 18, 2004)	(May 18, 2004)
	Six Months Ended		Year Ended	to	to
	June 30,		December 31,	December 31,	June 30,
	2006	2005	2005	2004	2006
	(unaudited)	(unaudited)	(as restated) (See Note 11)		(unaudited)
Operating expenses:

Design and development	$69,582	$40,172	$93,892	$44,899	$208,373

Selling, general and administrative	894,711	75,845	412,409	107,294	1,414,414

Total operating expenses	964,293	116,017	506,301	152,193	1,622,787

Operating Loss	(964,293)	(116,017)	(506,301)	(152,193)	(1,622,787)

Unrealized gain/(loss) on derivative instruments	(1,809,609)	-	(22,191)	-	(1,831,800)
Interest Income	13,625	-	-	-	13,625
Interest Expense	(931)	(1,334)	(3,822)	(513)	(5,266)

Net loss	$(2,761,208)	$(117,351)	$(532,314)	$(152,706)	$(3,446,228)

Basic and diluted loss per share	$(0.10)	(0.01)	(0.03)	(0.03)

Weighted average number of common shares outstanding, basic and diluted	26,559,648	16,723,277	16,975,816	5,213,856

The accompanying notes are an integral part of the financial statements.

SKINS INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

					Deficit
					Accumulated
			Additional		During the	Total
	Common Stock		Paid-in	Prepaid	Development	Stockholders'
	Shares	Amounts	Capital	Consulting Expense	Stage	Equity/(Deficit)
Transfer of net liabilities from a predecessor entity - May 18, 2004		$-	$(32,312)	$-	$-	$(32,312)
Shares issued on June 1, 2004	954,513	955	9,045	-		10,000
Shares issued on July 2, 2004	954,513	955	9,045	-		10,000
Shares issued on August 4, 2004	1,909,026	1,909	18,091	-		20,000
Shares issued on August 10, 2004	1,909,026	1,909	18,091	-		20,000
Shares issued on December 1, 2004	8,338,484	8,338	79,162	-		87,500
Shares issued on December 30, 2004	144,077	144	1,356	-		1,500
Shares issued on December 31, 2004	3,818,053	3,818	36,182	-		40,000
Net Loss		-	-	-	(152,706)	(152,706)

Balances at December 31, 2004	18,027,692	18,028	138,660	-	(152,706)	3,982

Shares issued for services on October 20, 2005	1,376,308	1,376	(1,370)	-	-	6
Net Loss January 1, 2005 to October 20, 2005				-	(223,152)	(223,152)
Recapitalization of deficit upon merger of Skins Shoes, LLC into Skin Shoes, Inc. on October 20, 2005 (Note 1)			(137,290)	-	137,290	-
Net Loss Oct 21, 2005 to Dec 31, 2005		-	-	-	(309,162)	(309,162)

Balances at December 31, 2005 (as restated, see Note 11)	19,404,000	19,404	-	-	(547,730)	(528,326)

Reclassification of Share based liability Awards to equity Awards upon the re-Adoption of the 2005 Incentive Stock Plan on March 16, 2006	-	-	241,157		-	241,157
Skins, Inc. net assets assumed on March 20, 2006	22,239,616	22,239	2,340,314	-		2,362,553
Conversion of convertible debenture on March 20, 2006	178,572	179	149,821	-		150,000
Acquisition and retirement of treasury stock on March 20, 2006	(7,418,182)	(7,418)	(92,582)	-		(100,000)
Shares issued for consulting services on April 3, 2006 (Note 5)	122,000	122	145,058	(127,030)		18,150
Share based Compensation, June 30, 2006	-	-	86,156	-	-	86,156
Net Loss					(2,761,208)	(2,761,208)

Balances at June 30, 2006 (unaudited)	34,526,006	$34,526	$2,869,924	$(127,030)	$(3,308,938)	$(531,518)

The accompanying notes are an integral part of the financial statements.

SKINS INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

				Period from	Period from
				Inception	Inception
				(May 18, 2004)	(May 18, 2004)
	Six Months Ended		Year Ended	to	to
	June 30,		December 31,	December 31,	June 30,
	2006	2005	2005	2004	2006
	(unaudited)	(unaudited)	(restated) (See Note 11)		(unaudited)
Cash flows used in operating activities:
Net loss from operations	$(2,761,208)	$(117,351)	$(532,314)	$(152,706)	$(3,446,228)

Adjustments to reconcile net loss from operations to net cash used in operating activities:
Depreciation	861	410	1,484	439	2,784
Amortization	1,741	1,185	2,483	975	5,199
Issuance of common stock for services	18,150	-	6	-	18,156
Share based Compensation Expense	213,407	-	113,906		327,313
Unrealized loss on derivative instruments	1,809,609	-	22,191	-	1,831,800
Changes in operating assets and liabilities:				-
Prepaid expenses	(64,925)	60,598	-	-	(64,925)
Accounts payable and accrued expenses	(64,518)	-	215,223	32,148	182,853

Net cash used in operating activities	(846,883)	(55,158)	(177,021)	(119,144)	(1,143,048)

Cash flows used in investing activities:
Purchases of property and equipment	(1,427)	-	-	(3,498)	(4,925)
Patent Costs	(12,956)	(2,072)	(31,887)	(24,344)	(69,187)
Net cash used in investing activities	(14,383)	(2,072)	(31,887)	(27,842)	(74,112)

Cash flows provided by financing activities:
Cash assumed in connection with Recapitalization	2,361,462	-	-	-	2,361,462
Related Party payments	(79,014)	35,753	74,459	(21,032)	(25,587)
Proceeds from issuance of Common Stock	-	-	-	189,000	189,000
Proceeds from note payable	-	-	-	-	150,000
Purchase of treasury stock	(100,000)	-	150,000	-	(100,000)
Increase in cash overdraft	-	495	-	-	-

Net cash provided by financing activities:	2,182,448	36,248	224,459	167,968	2,574,875

Net increase/(decrease) in cash and cash equivalents	1,321,182	(20,982)	15,551	20,982	1,357,715

Cash and cash equivalents at beginning of period	36,533	20,982	20,982	-	-

Cash and cash equivalents at end of period	$1,357,715	$-	$36,533	$20,982	$1,357,715

			Period from	Period from
			Inception	Inception
			(May 18, 2004)	(May 18, 2004)
Six Months Ended		Year Ended	to	to
June 30,		December 31,	December 31,	June 30,
2006	2005	2005	2004	2006
(unaudited)	(unaudited)	(restated) (See Note 11)		(unaudited)
Supplemental Schedule of Non-Cash Investing and Financing Activities: (continued)

Net assets assumed from reverse acquisition on
March 20, 2006, net of cash of $2,361,462	1,091	-	-	-	1,091

Conversion of convertible debenture, assumed from
reverse acquisition, to common stock	150,000	-	-	-	150,000

On May 18, 2004 the Company received Net Liabilities
From a predecessor entity totaling	-	-	-	32,312	32,312

Transfer of deficit due to merger of
Skin Shoes, LLC into Skin Shoes, Inc. on October 20, 2005	-	-	137,290	-	137,290

Issuance of Common Stock to Consultants on April 3, 2006 for Services to be provided for a two year term	127,030	-	-	-	127,030

The accompanying notes are an integral part of the financial statements.

SKINS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: DESCRIPTION OF BUSINESS

Basis of  presentation, organization and other matters

On March 20, 2006 Logicom Inc. (“Logicom”), acquired all of the outstanding capital stock of Skins Footwear Inc. (formerly known as Skin Shoes, Inc.) (“Skins Footwear”). Skins Footwear thereupon became a wholly owned subsidiary of Logicom. The business of Skins Footwear is the only business of Logicom.

Logicom was incorporated in the State of Nevada on January 23, 2004. Logicom was in the development stage since its formation and it had not realized any revenues from its planned operations. Logicom originally intended to develop, market and support a voice interface software platform that may make the information and services of enterprises, telecommunications networks and the Internet accessible from telephone. Logicom’s chief software designer resigned July 4, 2005. Logicom entered into a share exchange agreement with all of the shareholders of Skins Footwear, a privately held development stage footwear company, on November 2, 2005.

Skins Footwear was originally organized on May 18, 2004 as a New Jersey limited liability company under the name Skin Shoes, LLC. On October 11, 2005, Skins Shoes, LLC created a Delaware corporation under the name Skin Shoes, Inc. as a wholly owned subsidiary and merged with and into Skin Shoes, Inc. on October 20, 2005, resulting in Skin Shoes, Inc. becoming the surviving Delaware corporation and the limited liability company ceasing to exist. The merger on October 20, 2005 was a conversion of a non-taxable entity to a taxable corporation. The deficit accumulated in the development stage on October 20, 2005 was treated as a return of capital to the members of Skin Shoes, LLC, which was then contributed to Skin Shoes, Inc. As a result the accumulated deficit was reclassified to additional paid in capital to the extent of additional paid in capital that existed at October 20, 2005 in the consolidated statements of stockholders’ equity.

On April 10, 2006, Logicom changed its corporate name to Skins Inc. (the “Company”) and Skins Shoes, Inc. changed its corporate name to Skins Footwear Inc. (“Skins Footwear”).

The acquisition of Skins Footwear by the Company on March 20, 2006 was accounted for as a recapitalization by the Company. The recapitalization was the merger of a private operating company (Skins Footwear) into a non-operating public shell corporation (the Company) with nominal net assets and as such is treated as a capital transaction, rather than a business combination. As a result no Goodwill is recorded. The transaction is the equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation. The pre acquisition financial statements of Skins Footwear are treated as the historical financial statements of the consolidated companies. The financial statements presented reflect the change in capitalization for all periods presented, therefore the capital structure of the consolidated enterprise, being the capital structure of the legal parent, is different from that appearing in the financial statements of Skins Shoes, LLC and Skins Shoes, Inc. in earlier periods due to the recapitalization.

The results of operations for the interim periods are not necessarily indicative of the results that maybe expected for the full year ending December 31, 2006.

Development Stage Company

The Company is in the development stage. Since its formation the Company has not realized any revenues from its planned operations. The Company intends to design, manufacture and market high quality men and women’s footwear. The Company’s primary activities since incorporation have been conducting research and development, performing business, strategic and financial planning, and raising capital. The deficit accumulated in the development stage presented on the consolidated balance sheet on June 30, 2006 will not agree to the total loss from May 18, 2004 (inception date) to June 30, 2006 due to the treatment of the merger of the non-taxable entity to a taxable corporation on October 20, 2005 described in paragraph three of Note 1, basis of presentation, organization and other matters.

Going Concern

The financial statements have been prepared using accounting principles generally accepted in the United States of America applicable for a going concern which assumes that the Company will realize its assets and discharge its liabilities in the ordinary course of business. As of June 30, 2006, the Company has no established source of revenues and has accumulated losses of approximately $3,446,228 since its commencement. Its ability to continue as a going concern is dependent upon achieving production or sale of goods, the ability of the Company to obtain the necessary financing to meet its obligations and pay its liabilities arising from normal business operations when they come due and upon profitable operations. The outcome of these matters cannot be predicted with any certainty at this time and raise substantial doubt that the Company will be able to continue as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern. The Company anticipates additional funding needed will be attained in the form of equity and/or debt financing.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Skins Footwear. All significant intercompany transactions and balances have been eliminated in consolidation.

Concentration of Credit Risk

        The Company maintains cash balances at various financial institutions. At various times throughout the years, the Company’s cash balances exceeded FDIC insurance limits.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Property and Equipment

        Equipment is stated at cost, less accumulated depreciation, which is calculated using the straight-line method over the estimated useful lives of the respective assets, ranging between three and five years.

Patent Costs

     Costs associated with the development and filing of patent applications are capitalized and amortized over the useful life of 20 years, using the straight-line method.

Design and Development

     Costs to develop the Company’s products are expensed as incurred in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 2, “Accounting for Research and Development Costs.” These costs include research, related overhead expenses, including salaries and other personnel related expenses, travel costs, supplies and depreciation of equipment.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Estimated Fair Value of Financial Instruments

       The Company’s financial instruments include cash, accounts payable and related party loans payable. Management believes the estimated fair value of cash and accounts payable approximate their carrying value at June 30, 2006 and at December 31, 2005 and 2004 due to the short-term nature of these instruments. Fair value of related party loans cannot be determined due to lack of similar instruments available to the Company.

Income Taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. At June 30, 2006 and December 31, 2005, the Company had a full valuation allowance against its deferred tax assets.

A limited liability company is not a tax paying entity at the corporate level. Each member is individually responsible for their share of the Company’s income and loss for income tax reporting purposes. Accordingly, there is no provision for federal and state income taxes during the period the Company was a limited liability company.

Stock Options

The Company has elected to adopt the intrinsic-value method of accounting for liability awards and the fair value (calculated) method for equity awards issued to employees under SFAS No. 123 (R), “Share Based Payment,” that were granted prior to the Company becoming a public company. The Company uses the fair-value method for all liability and equity awards after it became a public company.

Derivative Instruments

In accordance with the Emerging Issues Task Force (EITF) 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, the Company records a liability for the derivative instrument that results due to the number of potential common stock shares plus outstanding shares that exceed the number of authorized common stock shares. At each balance sheet date, the liability for these potential excess shares is adjusted to fair value with the change being recorded as a gain or loss on the statement of operations. At December 31, 2005, the Company had 1,000 common authorized shares and has 515,725 of outstanding shares plus potential shares from the exercise of options that have vested granted. The 514,625 excess potential shares were attributed to the option grants that have vested. The Company calculated the fair value of these potential shares using the Black-Scholes model and recorded a derivative liability of $22,191 at December 31, 2005. The liability booked was net of the derivative recorded for the options granted to non-employees where services were provided (Note 9) because the options used in that calculation are also part of the derivative calculation for the shares and potential shares over the authorized share amount. On March 16, 2006 the Company increased its authorization of common stock and cured this liability. At March 16, 2006, the Company reversed out the liability through a charge to unrealized gains on derivative instruments.

In accordance with EITF 00-19, the Company recorded a liability for the derivative instruments that result from the liquidated damages provision it has with stockholders who also hold warrants to purchase common stock in accordance with the Share Exchange Agreement. At each balance sheet date after the March 20, 2006 Share Exchange Close, a liability is calculated for 3,000,000 warrants subject to the liquidated damages provision with the change being recorded as an unrealized gain or loss on derivative instrument on the statement of operations. The Company calculated the fair value of the warrants using a Black-Scholes model. The provision requires the Company to have its Registration Statement declared effective (to register the common stock and common stock equivalents issued in relation to the Share Exchange Agreement (Note 8)) to be effective by the middle of August 2006. If the Registration Statement is not declared effective before the effectiveness date, the Company will be required to pay liquidated damages to each Share Exchange Common Stock holder equal to 0.025% for each day after the effectiveness date until the Registration Statement is declared effective by the United States Securities and Exchange Commission.

Net Loss per Common Share

Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. For the year ended December 31, 2005, the period May 18, 2004 (inception date) to December 31, 2004 and the six-month periods ended June 30, 2006 and 2005, the Company had 1,404,000, 1,304,416, 1,404,000 and 1,304,416 common shares held in escrow, respectively. The escrow amounts for all periods prior the to March 20, 2006 transaction are shown retroactively based on the recapitalization of the Company (Note 1). The shares held in escrow are excluded from the weighted average common share calculation at each date because all the necessary conditions for the release of the escrow shares have not been satisfied (Note 8).

Diluted net loss per share is computed by dividing the net loss by the weighted average number of common and common equivalent shares outstanding during the period. Because the Company had a loss from operations for the year ended December 31, 2005 and the six month period ended June 30, 2006, the inclusion of the Company’s 2,109,375 outstanding options at December 31, 2005 and the 2,709,375 outstanding options and 3,000,000 outstanding warrants outstanding at June 30, 2006 have an anti-dilutive effect on loss per share for the respective periods.

The following table sets forth the computation of basic and diluted loss per share:

	Six Months ended June 30,		Year ended December 31,
	2006	2005	2005	2004
	(Unaudited)	(Unaudited)
Numerator:
Net loss - basic and diluted	$(2,761,208)	$(117,351)	$(532,314)	$(152,706)

Denominator:
Weighted average shares - basic	26,559,648	16,723,277	16,975,816	5,213,856

Effect of dilutive stock options and warrants	-	-	-	-

Denominator for diluted earnings per share	26,559,648	16,723,277	16,975,816	5,213,856

Loss per share
Basic	$(0.10)	$(0.01)	$(0.03)	$(0.03)

Diluted	$(0.10)	$(0.01)	$(0.03)	$(0.03)

NOTE 3: PROPERTY AND EQUIPMENT

           Property and equipment consist of the following:

	June 30, 2006	December 31, 2005	December 31, 2004
	(unaudited)
Sewing equipment	$1,882	$1,882	$1,882
Office equipment	1,183	1,183	1,183
Computer equipment	3,838	2,411	2,411
	6,903	5,476	5,476
Less accumulated depreciation	(2,784)	(1,923)	(439)

	$4,119	$3,553	$5,037

Depreciation expense related to property and equipment was $862 and $742 for the six months ended June 30, 2006 and 2005, respectively. Depreciation expense related to property and equipment was $1,484 and $439 for the year ended December 31, 2005 and the period from inception (May 18, 2004) through December 31, 2004, respectively.

NOTE 4: PATENT COSTS

The Company has applied for several patents. The Company has not been granted any patents. The Company periodically evaluates the recoverability of unamortized patents and will write off the unamortized value if it is determined they no longer have value.

	June 30 2006	December 31, 2005	December 31, 2004
	(unaudited)
Patent costs	$77,638	$64,682	$32,795

Less accumulated amortization	(5,199)	(3,458)	(975)

	$72,439	$61,224	$31,820

Amortization expense related to patents was $1,741 and $1,185 for the six months ended June 30, 2006 and June 30, 2005, respectively. Amortization expense related to patents was $2,483 and $975 for the year ended December 31, 2005 and the period from inception (May 18, 2004) thru December 31, 2004, respectively. The estimated aggregate amortization expense for the next five years ending December 31 is estimated to be approximately $4,000 for each year.

NOTE 5: RELATED PARTY PAYABLES

As of June 30, 2006, December 31, 2005 and 2004 there are loans payable to stockholders of the Company totaling $1,337, $80,351 and $5,892, respectively. Accrued interest on these loans at June 30, 2006 and December 31, 2005 and 2004 were $3,121, $2,975 and $820, respectively. The proceeds from these loans were used to pay various operating expenses. Interest has been accrued at a rate of 5%. Interest expense for the six months ended June 30, 2006 and the years ended December 31, 2005 and 2004 these loans were $147, $2,156 and $820, respectively.

As of June 30, 2006 there are accrued expenses totaling $15,000 relating to consulting services provided by Mage, LLC, a stockholder in the Company. As of December 31, 2005 there were accrued expenses totaling $55,000 relating to consulting services provided by Mage, LLC. For the year ended December 31, 2005, the period May 18, 2004 (inception date) to December 31, 2004 and the six months ended June 30, 2006 and 2005 consulting expenses incurred to Mage, LLC were $65,000, $0, $25,368 and $0, respectively. A director of the Company is a principal of Mage, LLC.

As of June 30, 2006 the Company granted 843,750 options exercisable at $0.80 cents a share that vest over three years to two members of the Board of Directors of the Company, with approximately 187,500 vested.

On October 20, 2005, the Company issued two common stock shares to Mage Capital Partners, LLC for services provided that totaled $6.00 and which was valued based on the fair value of the common stock shares issued or $0.80 per share.

On April 3, 2006 the Company granted 122,000 fully vested shares of the Company's Common Stock to two shareholders for Consulting Services to be provided over a two year term beginning April 3, 2006. The Company valued the transaction based on the fair value of its Common Stock on the date of grant and will amortize the expense ratably over the two year term. Prepaid consulting expense of $127,030 was recognized and presented as a contra-equity account at June 30, 2006.

NOTE 6: NOTE PAYABLE

In November 2005, and in connection with the execution of the Share Exchange Agreement, Skins Footwear Inc. signed a promissory note with the Company promising to pay $150,000. The note bore interest at a rate of 5% per annum, payable monthly in arrears, commencing February 1, 2006 and was secured by the assignment of all of the present and acquired properties of Skins Footwear Inc. As part of the completion of the Share Exchange, the note payable was eliminated in the consolidation of Skins Footwear and the Company.

NOTE 7: COMMITMENTS AND CONTINGENCIES

The Company has entered into a buying agency and sourcing agreement dated December 7, 2005 and amended February 27, 2006 with Atsco Footwear, LLC in which Atsco will be responsible for sourcing, commercialization, and line review. The term of the agreement is for one year, beginning March 1, 2006, with an option to extend the agreement for an additional year under the same terms and conditions. It is agreed the Company will pay Atsco an 8% commission fee on all merchandise shipped to the Company under any order placed for the Company by Atsco or subsequently placed directly with a factory as a reorder unless the agreement is terminated. According to the agreement, the Company, beginning March 1, 2006, started paying commissions of $6,000 per month, to be adjusted to actual at the end of the first year of business on March 1, 2007.

The Company also entered into a design services agreement dated March 2, 2006, with an effective date of December 1, 2005, with Studio Dror, Inc. for a period of four months from the effective date. According to the agreement the Company agreed to pay Studio Dror a $5,000 monthly retainer, totaling $20,000 over the four month period, plus a fee of $1,000 for each and every deliverable the Company elected to use. Additionally, the Company agreed to pay a royalty of $0.50 cents on each and every licensed product that was sold in excess of 10,000 units, payable on a quarterly basis and continue to be paid after expiration or termination of the agreement. The Company has not realized any revenues to date therefore no royalty expenses or fees have been incurred. The agreement expired on March 31, 2006. The Company is using Studio Dror, Inc. on an as needed basis since the expiration of the agreement.

NOTE 8: SHARE EXCHANGE AGREEMENT

On March 20, 2006, the Company completed the transactions contemplated by the Share Exchange Agreement dated November 2, 2005 and amended February 1, 2006 with all of the stockholders of Skins Footwear whereby the Company:

•	Repurchased all of the common shares of the Company owned by a shareholder for the sum of $100,000 (the shareholder owned 7,418,182 common shares of the Company);

•
Issued to the stockholders of Skins Footwear, at the closing of the share exchange transaction, 19,404,000 common shares of the Company in exchange for all of the issued and outstanding shares of Skin Shoes Inc., (of these 19,404,000 common shares, 1,404,000 shares are held in escrow by the Company and are subject to partial and full return to the Company contingent upon the number of share purchase warrants exercised by investors in the Company within a period of 30 months following the closing of private placements and the share exchange transaction on March 20, 2006);

•
Assumed, at the closing of the share exchange transaction, Skins Footwear’s Incentive Plan and certain stock option agreements entered into between Skins Footwear and certain persons who have already received stock options from the Skins Footwear pursuant to its 2005 Incentive Plan;

•
Entered into an employment agreement with the new President of the Company for a term of 3 years and a base salary of $150,000. An incentive bonus plan will also be implemented. The Company will also pay up to $20,000 to cover moving and relocation expenses of the President and his family.

On March 20, 2006, immediately prior to the closing of the share exchange transaction, the Company closed a private placement of units to purchase its common stock and warrants pursuant to a subscription agreement. Each unit consisted of one share of common stock of the Company and one share purchase warrant convertible at an exercise price of $1.00 per share at any time upon election of the holder during the 30 month period following the date of issue. A total of 2,821,428 units were sold in the private placement for an aggregate of $2,370,000.

On November 2, 2005, the Company sold one convertible debenture in the amount of $150,000 to one offshore investor. The convertible debenture was convertible into 178,572 units at a conversion price of $0.84 per unit, with each unit consisting of one share of common stock of our company and one share purchase warrant. Pursuant to the terms of the convertible debenture, the conversion of the debenture into units occurred automatically upon the completion of our share exchange transaction on March 20, 2006. The share purchase warrants are exercisable for a period of thirty months from the date of issue at an exercise price of $1.00 per share.

On June 30, 2006 the Company had 34,526,006 outstanding shares of common stock, options to purchase 2,709,375 shares of common stock, and warrants to purchase 3,000,000 shares of common stock.

NOTE 9: STOCK OPTIONS

In October 2005, Skins Footwear’s Board of Directors approved the 2005 Incentive Plan (the “2005 Plan”). The 2005 Plan provides that the following types of awards may be granted under the 2005 Plan: stock appreciation rights (“SARs”); incentive stock options (“ISOs”); non-qualified stock options (“NQSOs”); restricted stock awards; unrestricted stock awards; and performance share awards which entitle recipients to acquire shares upon the attainment of specified performance goals, stock units and other stock-based awards, short-term cash incentive awards or any other award. Under the 2005 Plan, awards may be granted with respect to a maximum of 3,375,000 shares of Skins Footwear’s common stock, subject to adjustment in connection with certain events such as a stock split, merger or other recapitalization of the Company.

On October 24, 2005 Skins Footwear granted the following individuals options under the 2005 Plan:

• Two board members were granted 421,875 options each at an exercise price of $0.80 that vest ratably over a 36-month period.

• Two consultants were granted 421,875 options each at an exercise price of $0.80 a share that vests ratably over a 36-month period.

• One consultant was granted 421,875 options at an exercise price of $0.80 that vested immediately for finder fee services.

As part of the Share Exchange Agreement, the Company assumed Skins Footwear’s 2005 Incentive Plan.

The awards granted to the two board members were treated as liability awards upon the grant on October 24, 2005. The Company used the intrinsic value method to determine compensation on these liability awards. For the year ended December 31, 2005 and the six months ended June 30, 2006, the Company recorded compensation expense related to these grants of $1,876, respectively.

March 16, 2006 Replacement Option Grants

On March 16, 2006 as a result of the granting of options in excess of the authorized shares allowed, Skins Footwear canceled and re-adopted its 2005 Incentive Stock Plan. In connection thereof Skins Footwear increased its authorized shares to 4,000,000. Additionally, all options granted under the original plan were canceled and re-granted in accordance with the terms of the re-adopted 2005 Incentive Stock Option Plan.

The replacement options to the two board members were treated as replacement equity awards. On the date of replacement the Company calculated the fair value (calculated method) of the replacement options using a Black-Scholes option valuation model that uses the assumptions noted in the following table. At the time of the replacement of the options the Company was non-public and calculated its expected volatility based on the calculated method using the Dow Jones US Footwear Index. The Company elected to use the calculated method because it did not have a trading history for his its stock and it was a development stage company. The Company chose the Dow Jones US Footwear Index because its represented the industry index closest to which the Company operates. The Company estimates option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Expected volatility	17.30%
Expected dividends	0
Expected Term (Years)	3
Risk free interest rate	4.70%

The total incremental compensation expense from the cancellation and replacement of the awards was $196,753, which is expected to be recognized over a period of 32 months from March 16, 2006. The total compensation expense related to the non-vested replacement options at June 30, 2006 was $172,157.

The 421,875 options granted to two-consultants that vest over a 36-month period were granted for services not yet occurred. The Company used the provisions of FAS 123(R) and EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services to account for the compensation expense associated with these grants. The Company measured the compensation associated with these grants based on the fair value of the equity instruments issued. There is no measurement date to calculate the fair value of the options at the date of grant because the performance commitment had not yet occurred (there are no sufficiently large disincentives for non-performance) and the performance by the two consultants was not complete. The Company calculated the expense at each reporting period based upon fair value of the options that vested during the reporting period using the fair value on the reporting date. Fair value was calculated using the Black-Scholes model. The options were treated as liability awards upon the original grant but became equity awards on the date they were cancelled and re-granted.

The remaining 421,875 options were granted to a non-employee for services that had already been provided. The Company used the provisions of EITF-00-19 to account for these options. At the grant date and at December 31, 2005, the Company treated the option grant as liability award because it did not have enough authorized shares to settle the contract in equity. Therefore, these options were recorded at fair value as a liability at December 31, 2005. The fair value of the options was calculated using the Black-Scholes model at December 31, 2005. On March 16, 2006 the Company increased its authorization of Common Stock therefore alleviating the potential liability. The Company recorded the fair value of the options using a Black-Scholes model as of March 16, 2006 and reclassified the total remaining liability from these awards to additional paid in capital.

Quarter Ended June 30, 2006 Option Grants

On May 15, 2006 the Company granted 150,000 options to the Vice President of Sales. The options vest quarterly beginning three months after the grant at 12,500 per quarter and have an exercise price of $1.10. The options expire on May 15, 2011.

On June 19, 2006 the Company granted 150,000 options to the Vice President of Finance and Operations. The options vest quarterly beginning three months after the grant at 12,500 per quarter and have an exercise price of $1.19. The options expire on June 19, 2011.

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatilities are based on the Company’s closing price on its Common Stock from March 20, 2006, which is the date the Company became a public company. The Company reviewed each individual grant to determine the applicable forfeiture rate. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	May 15, 2006	June 19, 2006
	Grant	Grant
Expected Volatility	59.07%	68.80%
Expected dividends	0	0
Expected Term (Years)	3	3
Risk Free Interest Rate	5.00%	5.11%

The total compensation expense from these awards was $197,235, which is expected to be recognized over a period of 36 months. The total compensation expense related to the non-vested options on these awards at June 30, 2006 is $191,704.

In addition on May 9, 2006 the Company granted 300,000 options to a consultant at an exercise price of $1.06. The options vest quarterly quarterly beginning six months from the date of the agreement and expire on May 9, 2008. The Company used the provisions of FAS 123(R) and EITF 96-18 to account for the compensation expense associated with this grant. The Company will measure the compensation associated with this grant based on the fair value of the equity instrument. There is no measurement date to calculate the fair value of this grant at the date of grant because the performance commitment had not yet occurred and the performance by the consultant was not complete. The Company will calculate the expense at each reporting period based on the fair value of the options that will vest during the reporting period use the fair value on the reporting date. Fair value will be calculated using a Black-Scholes model. There was not compensation expense booked on this grant for the three and six-month period ended June 30, 2006 because no options had vested.

A summary of option activity under the Plan as of June 30, 2006, and changes during the year ended December 31, 2005 and the six months ended June 30, 2006 is presented below:

Options	Shares	Weighted Average Exercise Price	Weighted - Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, January 1, 2005	$-	$-
Granted	2,109,375	0.80
Outstanding, January 1, 2006	2,109,375	0.80
Granted, May 9	300,000	1.06
Granted, May 15	150,000	1.10
Granted, June 19	150,000	1.19
Outstanding, June 30, 2006	2,709,375	0.87	4.13	$-

Exercisable, June 30, 2006	$796,875	$0.80	4.13	$-

A summary of the status of the Company’s non-vested shares as of June 30, 2006, and changes during the year ended December 31, 2005 and the six months ended June 30, 2006, is presented below:

Non-vested Shares	Shares	Weighted- Average Grant-Date Fair Value
Nonvested, January 1, 2005	-	$-
Granted	2,109,375	$0.23
Vested	(515,625)	$0.23
Nonvested, December 31, 2005	1,593,750	$0.23
Granted	600,000	$0.65
Vested	(281,250)	$0.23
Non-vested, June 30, 2006	1,912,500	$0.36

The weighted average fair value for 2,109,375 options that were initially liability awards that became equity awards on March 16, 2006 is $0.23 per option based on a Black-Scholes Model calculated on March 16, 2006. The Company has a policy of using authorized shares not previously issued to satisfy stock option exercises.

NOTE 10:     INCOME TAXES

From the period of October 20, 2005 (date of merger of Skin Shoes, LLC into Skin Footwear Inc.) to December 31, 2005 there is no provision for (benefit from) income taxes.

The components of the Company’s deferred income tax asset and liability accounts as of December 31, 2005 are as follows:

Deferred tax asset:

2005
Net operating loss	$24,660
Less: valuation allowance	(24,660)

Net deferred tax asset	$-

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has recorded a reserve for its deferred tax asset of $24,660 as a result of concerns related to its ability to generate sufficient taxable income and the potential that the deferred tax asset may be limited due to future ownership changes.

The Company has incurred a corporate Federal net operating loss from the date of the merger (October 20, 2005) thru December 31, 2005 of approximately $61,649 which will begin to expire in 2025.

A reconciliation of the benefit from income taxes at the statutory rate to the Company’s effective rate is as follows:

2005
Federal income taxes (benefit) at statutory rates	($20,961)
State income taxes (benefit), net of federal benefit	(3,699)
Valuation allowance for net operating loss	24,660

Total benefit from taxes	$-

NOTE 11: RESTATEMENT

The Company has restated its financial statements for the year ended December 31, 2005.

On August 11, 2006, the Company determined that it misapplied accounting principles generally accepted in the United States of America in relation to options granted on October 24, 2005 that were cancelled and replaced on March 16, 2006. The following outlines the changes relative to this misapplication:

1.
Liability awards to employees were computed using the intrinsic value method. As a result of the application of the intrinsic value method the Company recorded an expense of $1,876 for the year ended December 31, 2005. The Company originally did not book any expense related to these awards at December 31, 2005.

2.
Options granted to non-employees where services have not been provided were accounted for using the provisions of FAS 123(R) and EITF 96-18. There was no measurement date at the date of grant to calculate the fair value of these options because the performance commitment had not yet occurred and the performance by the two consultants was not complete. The Company calculated the expense at each reporting period based upon fair value of the options that vested during the reporting period using the fair value on the reporting date. The options were treated as liability awards upon the original grant. For the year ended December 31, 2005 the Company recorded $11,203 of expense related to these options. The Company originally booked $37,500 expense on these options based on the fair value of the Company’s common stock.

3.
Options granted to non-employees where services had been provided were accounted for using the provisions of EITF 00-19. At the grant date and at December 31, 2005, the Company treated these option grants as liability awards because it did not have enough authorized shares to settle the contract in equity. For the year ended December 31, 2005, the Company recorded $100,828 relating to these options. The Company originally booked $337,500 in expense on these options based on the fair value of the Company’s common stock.

On August 11, 2006, the Company determined that it misapplied accounting principles generally accepted in the United States of America in relation to derivative instruments that existed at December 31, 2005. The following outlines the changes relative to this misapplication:

1.
The Company recorded a liability for the derivative instrument that resulted due to the number of potential common stock shares plus outstanding shares that exceeded the number of authorized common stock shares. At December 31, 2005, the Company had 1,000 common authorized shares and has 515,725 of outstanding shares plus potential shares from the exercise of options that have vested granted. The 514,625 excess potential shares were attributed to the option grants that have vested. The Company calculated the fair value of these potential shares and recorded a derivative liability of $22,191 at December 31, 2005. The liability booked was net of the derivative recorded for the options granted to non-employees where services where provided because the options used in that calculation are also part of the derivative calculation for the shares and potential shares over the authorized share amount. The Company originally booked a derivative liability based on the fair value of the Company’s common stock on the date of grant with an offset to additional paid in capital. Last, the Company’s original entry booked the fair value charge of the derivative through the statement of options using the fair value of the Company’s common stock at December 31, 2005.

The impact of these adjustments of the Company’s financial results as originally reported is summarized below;

Year Ended December 31, 2005

	As Reported	As Restated
Current liabilities	$925,908	$629,637
Total Stockholders’ deficiency	$(824,598)	$(528,327)
Net Loss	$(791,806)	$(532,315)
Net Loss per Common Share	$(0.05)	$(0.03)

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

The General Corporate Law of Nevada empowers a company incorporated in Nevada, such as the Registrant, to indemnify its directors and officers under certain circumstances.

The Registrant’s Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to the Registrant or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve material misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

The Registrant’s Bylaws provide that no officer or director shall be personally liable for any obligations of the Registrant or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of the Registrant. The Bylaws also state that the Registrant will indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a director or officer, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him or her as a director or officer. The Registrant will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or wilful misconduct. The Registrant’s Bylaws also provide that it, its directors, officers, employees and agents will be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under Nevada law or otherwise, the Registrant has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25.  Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee*	$716
Transfer Agent Fees	1,500
Accounting fees and expenses	20,000
Legal fees and expenses	60,000
Miscellaneous	2,284

Total	$84,500

_____________
* All amounts are estimates other than the Commission’s registration fee.

Item 26.  Recent Sales of Unregistered Securities

On February 3, 2004, we accepted subscription agreements that sold the following shares, having a par value of $0.001 per share, to the 52 persons who are residents of China, at the offering price of $0.02 per share for gross offering proceeds of $44,500, in offshore transactions pursuant to Rule 903 of Regulation S of the Securities Act of 1933. None of the subscribers were U.S. persons as that term is defined in Regulation S. No directed selling efforts were made in the United States by the Company, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restriction referred to by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials, documents and the share certificates that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirement of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933. The offering price for the offshore transactions was established on an arbitrary basis.

We, pursuant to the Share Exchange Agreement, effected two private placement transactions in which we sold a total of 3,000,000 units and raised an aggregate of $2,520,000. In the first private placement, which occurred on November 2, 2005, we sold one convertible debenture in the amount of $150,000 to one offshore investor. The convertible debenture was convertible into 178,572 units at a conversion price of $0.84 per unit, with each unit consisting of one common share of our company and one share purchase warrant. The conversion of the debenture into units occurred automatically upon the completion of our Share Exchange Transaction on March 20, 2006. The share purchase warrants are exercisable for a period of thirty months from the date of issue at an exercise price of $1.00 per share. In the second private placement, which occurred immediately prior to the closing of the Share Exchange Transaction on March 20, 2006, we closed a private placement of units to 27 investors to purchase our common stock and warrants pursuant to a subscription agreement. Each unit consisted of one common share and one share purchase warrant, convertible at an exercise price of $1.00 per share at any time upon election of the holder during the 30 month period following the date of issue. A total of 2,821,428 units were sold in the second private placement for an aggregate of $2,370,000. We agreed to register all of the securities issued pursuant to the first and second private placements. The issuance of securities in connection with the private placements was exempt from registration requirements of the Securities Act of 1933 by virtue of Regulation S. All purchasers were given adequate access to sufficient information about us to make an informed investment decision. The selling shareholders named in this prospectus include all of the purchasers who purchased shares pursuant to this Regulation S offering. We complied with the conditions of Category 3 of 903(b) as follows:

•	The purchasers in this offering are all non-U.S. residents.
•	None of the purchasers have offered or sold their shares to date.
•	Their shares are being registered as part of this form SB-2 registration statement.
•	Appropriate legends were affixed to the stock certificates issued in accordance with Regulation S.
•	Purchasers agreed they were not acquiring the securities for the account or benefit of a U.S. person.
•
Purchasers agreed to resell the securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act of 1933 or pursuant to an available exemption from registration and agreed not to engage in hedging transactions with regard to the securities unless in compliance with the Securities Act.

•	The Company will refuse to register any transfer of the shares not made in accordance with Regulation S, after registration or under an exemption.

On March 20, 2006, pursuant to the terms of the Share Exchange Agreement by and between us, Skins Footwear Inc. and all of the stockholders of Skins Footwear Inc., we received all of the issued and outstanding shares of common stock of Skins Footwear from the stockholders of Skins Footwear (total of twelve stockholders) and issued an aggregate of 19,404,000 shares of common stock to the stockholders. Of the 19,404,000 shares that we issued, 1,404,000 are held in escrow by us and subject to partial and full return to us contingent upon the number of share purchase warrants exercised by investors within a period of 30 months following the closing of our private placement and the Share Exchange Transaction on March 20, 2006. Additionally, we assumed options to purchase 2,109,375 shares of Skins Footwear common stock at the closing of the Share Exchange Transaction. The securities were offered and sold to six stockholders of Skins Footwear in reliance upon exemptions from registration either pursuant to (i) Section 4(2) under the Securities Act of 1933, as amended, and Regulation D promulgated thereunder (and each of the persons and/or entities receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended). Each of these investors qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended). For the remaining six stockholders of Skins Footwear, the securities were offered and sold in reliance upon exemptions from registration pursuant to Regulation S of the Securities Act of 1933, as amended. For these stockholders, we complied with the conditions of Category 3 of 903(b) as follows:

•	The purchasers in this offering are all non-U.S. residents.
•	None of the purchasers have offered or sold their shares to date.
•	Appropriate legends were affixed to the stock certificates issued in accordance with Regulation S.
•	Purchasers agreed they were not acquiring the securities for the account or benefit of a U.S. person.
•
Purchasers agreed to resell the securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act of 1933 or pursuant to an available exemption from registration and agreed not to engage in hedging transactions with regard to the securities unless in compliance with the Securities Act.

•	The Company will refuse to register any transfer of the shares not made in accordance with Regulation S, after registration or under an exemption.

On April 3, 2006, the Company entered into consulting agreements with two shareholders, Geoffrey Dubey and Joshua Hermelin, pursuant to which the Company agreed to issue an aggregate of 122,000 shares of its common stock in exchange for consulting services to be provided by the two shareholders over a two year term. The total consulting services are valued at $145,180 based upon the closing price of the Company's common stock of $1.19 per share on the date of the agreement. The securities were offered and sold to Mr. Hermelin in reliance upon exemption from registration pursuant to Regulation S of the Securities Act of 1933, as amended. We complied with the conditions of Category 3 of 903(b) as follows: Mr. Hermelin is a non-U.S. resident and has not offered or sold their shares to date, an appropriate legend was affixed to the stock certificate issued in accordance with Regulation S, Mr. Hermelin represented that he was not acquiring the securities for the account or benefit of a U.S. person, agreed to resell the securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act of 1933 or pursuant to an available exemption from registration and agreed not to engage in hedging transactions with regard to the securities unless in compliance with the Securities Act. The Company will refuse to register any transfer of the shares not made in accordance with Regulation S, after registration or under an exemption. The securities were offered and sold to Mr. Dubey in reliance upon exemption from registration either pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. Mr. Dubey qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

Item 27.  Exhibits.

2.1
Share Exchange Agreement, dated as of November 2, 2005, by and among Skin Shoes, Inc., Logicom Inc. and all of the stockholders of Skin Shoes, Inc. (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on November 7, 2005).

2.1(a)
Amendment No. 1 to the Share Exchange Agreement dated February 1, 2006 by and among Skin Shoes, Inc., Logicom Inc. and all of the stockholders of Skin Shoes, Inc. (incorporated by reference to Exhibit 2.1(a) of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006)

4.1	Form of Stock Purchase Warrant. (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006)
5.1*	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP.
10.1	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006)
10.2	Skin Shoes, Inc. 2005 Incentive Plan (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006)
10.2(a)	Form of Skin Shoes, Inc. Incentive Plan Option Agreement (incorporated by reference to Exhibit 10.2(a) of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006)

10.3
Employment Agreement by Mark Klein and the Logicom, Inc. dated March 20, 2006 (incorporated by reference to Exhibit 10.3 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006)

10.4**	Exclusive Buying Agency and Sourcing Agreement dated December 7, 2005 by and between the Registrant and Atsco Footwear LLC and addendum dated February 27, 2006.
16.1
Letter from Amisano Hanson to the Securities and Exchange Commission dated March 24, 2006 (incorporated by reference to Exhibit 16.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006)

21.1**	List of Subsidiaries of Registrant.
23.1	Consent of Mahoney Cohen & Company, CPA, P.C.
23.2*	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP (contained in Exhibit 5.1).
24.1**	Power of Attorney (included on signature page).
__________
*   To be filed by amendment.
**  Previously filed.

Item 28. Undertakings

The undersigned small business issuer hereby undertakes to:

(1) For determining any liability under the Securities Act, treat the information omitted from this form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in this registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

The undersigned small business issuer hereby undertakes with respect to the securities being offered and sold in this offering:

(1) To file, during any period in which it offers or sells securities, a post- effective amendment to this Registration Statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post- effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification by the undersigned small business issuer for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 18th day of August, 2006.

By: /s/ Mark Klein Name: Mark Klein Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Mark Klein	Chief Executive Officer, President and Director	August 18, 2006
Mark Klein	(Principal Executive Officer and Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors	August 18, 2006
Michael J. Rosenthal

*	Director	August 18, 2006
Stephen Hochberg

*	Director	August 18, 2006
Steven Reimer

*	Director	August 18, 2006
Gary Musil

* By: /s/ Mark Klein
Attorney in Fact

INDEX TO EXHIBITS

2.1
Share Exchange Agreement, dated as of November 2, 2005, by and among Skin Shoes, Inc., Logicom Inc. and all of the stockholders of Skin Shoes, Inc. (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on November 7, 2005).

2.1(a)
Amendment No. 1 to the Share Exchange Agreement dated February 1, 2006 by and among Skin Shoes, Inc., Logicom Inc. and all of the stockholders of Skin Shoes, Inc. (incorporated by reference to Exhibit 2.1(a) of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006)

4.1	Form of Stock Purchase Warrant. (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006)
5.1*	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP.
10.1	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006)
10.2	Skin Shoes, Inc. 2005 Incentive Plan (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006)
10.2(a)	Form of Skin Shoes, Inc. Incentive Plan Option Agreement (incorporated by reference to Exhibit 10.2(a) of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006)
10.3
Employment Agreement by Mark Klein and the Logicom, Inc. dated March 20, 2006 (incorporated by reference to Exhibit 10.3 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006)

10.4**	Exclusive Buying Agency and Sourcing Agreement dated December 7, 2005 by and between the Registrant and Atsco Footwear LLC and addendum dated February 27, 2006.
16.1
Letter from Amisano Hanson to the Securities and Exchange Commission dated March 24, 2006 (incorporated by reference to Exhibit 16.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2006)

21.1**	List of Subsidiaries of Registrant.
23.1	Consent of Mahoney Cohen & Company, CPA, P.C.
23.2*	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP (contained in Exhibit 5.1).
24.1**	Power of Attorney (included on signature page).
__________
*   To be filed by amendment.
**  Previously filed.